EXHIBIT 10.1
CREDIT AGREEMENT
DATED AS OF SEPTEMBER 1, 2009
AMONG
HOME PROPERTIES, L.P., the Borrower,
HOME PROPERTIES, INC., the Company,
THE LENDERS, Party Hereto,
MANUFACTURERS AND TRADERS TRUST COMPANY,
as Administrative Agent,
RBS CITIZENS, N.A., d/b/a CHARTER ONE,
as Documentation Agent,
CHEVY CHASE BANK, A DIVISION OF CAPITAL ONE, N.A.
and
BANK OF MONTREAL,
as Co-Agents,
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent, Joint Lead Arranger and Joint Bookrunner
and
MANUFACTURERS AND TRADERS TRUST COMPANY,
as Joint Lead Arranger, Joint Bookrunner and Managing Agent

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PAGE

SECTION 9.11. HEADINGS	60
SECTION 9.12. CONFIDENTIALITY	60
SECTION 9.13. INTEREST RATE LIMITATION	61
SECTION 9.14. PATRIOT ACT	61
SCHEDULES:

Schedule 2.01	Commitments
Schedule 2.04	Existing Letters of Credit
Schedule 3.02	Ownership Structure
Schedule 3.04	Existing Indebtedness
Schedule 3.13	Insurance
EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Guaranty
Exhibit C	Form of Note
Exhibit D-1	Form of Borrowing Request and Compliance Certificate
Exhibit D-2	Form of Notice of Issuance and Compliance Certificate
Exhibit E	Form of Opinion of Borrower’s Counsel
Exhibit F	Form of Quarterly/Annual Compliance Certificate

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CREDIT AGREEMENT, dated as of September 1, 2009, among HOME PROPERTIES, L.P., a New York limited partnership (the “Borrower”), HOME PROPERTIES, INC., a Maryland corporation (the “Company”), the LENDERS party hereto, and MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent, U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent, Joint Lead Arranger and Joint Book Runner, RBS CITIZENS, N.A., d/b/a CHARTER ONE, as Documentation Agent, CHEVY CHASE BANK, A DIVISION OF CAPITAL ONE, N.A. and BANK OF MONTREAL, as Co-Agents, and MANUFACTURERS AND TRADERS TRUST COMPANY, as Joint Lead Arranger, Joint Bookrunner, and Managing Agent.
The parties hereto agree as follows:
ARTICLE I — DEFINITIONS
SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ACCESSION AGREEMENT” means an Accession Agreement substantially in the form of Annex Ito the Guaranty.
“ADJUSTED EBITDA” means, for any period, the sum of NOI for such period for all Projects plus management, development and other income of the Consolidated Businesses for such period less the aggregate Capital Expenditure Reserve Amount with respect to all Projects for such period.
“ADJUSTED LIBO RATE” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a)(i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) 1.50%.
“ADJUSTED NOI” means, for any period with respect to a Project, NOI for such period from such Project less the Capital Expenditure Reserve Amount with respect to such Project for such period.
“ADJUSTED RECOURSE SECURED INDEBTEDNESS” means all Secured Indebtedness affecting any Project which Secured Indebtedness is recourse (limited to the amount of such Secured Indebtedness that is recourse) to the Company, the Borrower or their Subsidiaries or Unconsolidated Affiliates (but solely with respect to the Borrower’s pro rata share of such Secured Indebtedness of Unconsolidated Affiliates), if either (i) the amount of such Secured Indebtedness equals an amount greater than 60% of Total Property Value of such Project or (ii) the ratio of Adjusted NOI for the Project affected by such Secured Indebtedness to Debt Service of such Project is less than 1.4 to 1.0.

“ADJUSTED UNENCUMBERED NOI” means, for any period, NOI not subject to any Liens for such period derived from an Unencumbered Eligible Project less the Capital Expenditure Reserve Amount with respect to such Unencumbered Eligible Project for such period.
“ADMINISTRATIVE AGENT” means The Manufacturers and Traders Trust Company, in its capacity as administrative agent for the Lenders hereunder.
“ADMINISTRATIVE QUESTIONNAIRE” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“AFFILIATE” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower, the Company or any other Guarantor.
“AGREEMENT” means this Credit Agreement dated as of the date hereof, by and among the Borrower, the Company, the Lenders and the Administrative Agent, as may be amended or supplemented from time to time.
“ALTERNATE BASE RATE” means, for any day, a fluctuating rate of interest that is equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the one-month Adjusted LIBO Rate (taking into effect clause (b) of the definition thereof) determined on a daily basis, plus 1.750%. Any change in the Alternate Base Rate shall be effective on the opening of business on the day of such change.
“ANNUAL COMPLIANCE CERTIFICATE” shall have the meaning set forth in Section 5.01(b)(ii).
“APPLICABLE PERCENTAGE” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“APPLICABLE MARGIN” means, as of any date of determination, the percentage rate set forth below corresponding to the ratio of Total Outstanding Indebtedness to Total Value as determined in accordance with Section 6.01(a)(i):

	Ratio of Total
	Outstanding
	Indebtedness to Gross	Applicable Margin for	Applicable Margin
Level	Asset Value	Eurodollar Loans	for ABR Loans

1	Greater than .60 to 1.00	3.250%	1.500%
2	Greater than .55 to 1.00 but less than or equal to .60 to 1.00	3.000%	1.250%
3	Greater than .50 to 1.00 but less than or equal to .55 to 1.00	2.750%	1.000%
4	Greater than .45 to 1.00 but less than or equal to .50 to 1.00	2.625%	0.875%
5	Less than or equal to .45 to 1.00	2.500%	0.750%
The Applicable Margin for Loans shall be determined by the Administrative Agent from time to time, based on the ratio of Total Outstanding Indebtedness to Total Value as set forth in the Quarterly Compliance Certificate or Annual Compliance Certificate most recently delivered by the Borrower pursuant to Section 5.01(a)(ii) or Section 5.01(b)(ii), as the case may be. Any adjustment to the Applicable Margin shall be effective as of the fifth Business Day following the Administrative Agent’s receipt of the applicable Annual Compliance Certificate or Quarterly Compliance Certificate, as the case may be. If the Borrower fails to deliver an Annual Compliance Certificate or a Quarterly Compliance Certificate pursuant to Section 5.01, the Applicable Margin shall equal the percentages corresponding to Level 1 from the date such compliance certificate was to be delivered in accordance with the terms of this Agreement until the fifth Business Day following the Administrative Agent’s receipt of the applicable Annual Compliance Certificate or Quarterly Compliance Certificate, as the case may be. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date which is the fifth Business Day following the Administrative Agent’s receipt of the Annual Compliance Certificate for the fiscal year ended December 31, 2009, the Applicable Margin shall be determined based on Level 1. As of the fifth Business Day following the Administrative Agent’s receipt of the Annual Compliance Certificate for the fiscal year ended December 31, 2009, the Applicable Margin shall be adjusted to the Level corresponding to the ratio of Total Outstanding Indebtedness to Total Value as set forth in the Annual Compliance Certificate delivered with respect to the fiscal year ended December 31, 2009 and thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.19.
“ASSIGNMENT AND ACCEPTANCE” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“AVAILABILITY PERIOD” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“BANKRUPTCY CODE” shall have the meaning set forth in Section 3.15.
“BOARD” means the Board of Governors of the Federal Reserve System of the United States of America.
“BOOK VALUE” means the value at which a Property is reported on the financial statements of the Company in accordance with GAAP, less the amount of any Indebtedness or Liens related to such Property.
“BORROWER” means Home Properties, L.P., a New York limited partnership.
“BORROWING” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“BORROWING REQUEST” means a request by the Borrower for a Loan in accordance with Section 2.03.
“BUSINESS DAY” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “BUSINESS DAY” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“CAPITAL EXPENDITURE RESERVE AMOUNT” means, for any period, with respect to a Project an amount equal to (i) $300 multiplied by the number of apartment units contained in such Project multiplied by (ii) a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is equal to 365.
“CAPITALIZATION RATE” means 7.75%; provided, however, that if the occupancy level of any Unencumbered Eligible Project falls below 75%, the Capitalization Rate used with respect to such Unencumbered Eligible Project for purposes of determining the Total Unencumbered Property Value with respect to such Unencumbered Eligible Project shall be 10.00%; provided further, however, that the Capitalization Rate shall be reviewed from time to time at the request of any Lender by the Administrative Agent and the Lenders and shall be subject to adjustment from time to time by the Required Lenders, acting in their sole discretion, based upon market conditions for comparable property types.
“CAPITAL LEASE OBLIGATIONS” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §96011 ET SEQ., any amendments thereto, any successor, statutes and any regulations or guidance promulgated thereunder.
“CHANGE IN CONTROL” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower or the Company by any Person or group.

“CHANGE IN LAW” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“CODE” means the Internal Revenue Code of 1986, as amended from time to time.
“COMMITMENT” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $175,000,000.
“COMPANY” means Home Properties, Inc., a Maryland corporation.
“CONSOLIDATED BUSINESSES” means the Company, the Borrower, and each of their respective Subsidiaries.
“CONTINGENT OBLIGATION” as to any Person means, without duplication, (a) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (b) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non- monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (b) shall be deemed to be (i) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (A) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (B) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (ii) with respect to all guarantees not covered by the immediately preceding clause (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person. Notwithstanding anything contained herein to the contrary, (1) guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim and (2) Low Income Housing Credit Program Guarantees shall not be deemed to be Contingent Obligations. Subject to the preceding sentence, (x) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to such Person), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (i) such other Person has delivered cash or cash equivalents described herein in the definition of Permitted Investments to secure all or any part of such Person’s guaranteed obligations or (ii) such other Person holds an Investment Grade Credit Rating from either Moody’s or S&P, and (y) in the case of a guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Contingent Obligations of any Person shall include such Person’s pro rata share of the Contingent Obligations of any Unconsolidated Affiliate of such Person.

“CONTROL” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling “and “Controlled” have meanings correlative thereto.
“DEBT SERVICE” means for any period the sum of (i) all interest obligations accrued on all Indebtedness with respect to a Project, (ii) all payments of principal required to be made (other than payments of any principal balance remaining to be paid by the terms of the applicable Indebtedness at the maturity thereof) with respect to any Indebtedness on a Project and (iii) the amortization of loan fees, original issue discount, non-cash interest payments, the interest component of Capital Lease Obligations and hedging costs (but excluding extraordinary interest expense, and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness) with respect to such Project during such period.
“DEFAULT” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“DEFAULTING LENDER” means any Lender, as determined by the Administrative Agent in good faith, that (a) has failed to fund (or has failed, within one Business Day after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund) any portion of the Loans or participations in Letter of Credits required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that, or has made a public statement to the effect that, it does not intend to comply with any of its funding obligations under this Agreement, or (d) has become or is (i) insolvent or (ii) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“DOLLARS” or “$” refers to lawful money of the United States of America.
“EFFECTIVE DATE” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“ELIGIBLE PROJECT” means, any Project that (i) is 100% owned by the Borrower and/or any of its wholly-owned Subsidiaries, (ii) is free of all title defects and material structural defects, (iii) has at one time achieved an occupancy rate of not less than 80%, (iv) is managed by the Borrower or any Subsidiary of the Borrower, and (v) is free of all Hazardous Materials as verified by an environmental assessment report in form and substance satisfactory to the Administrative Agent.
“ENCUMBERED ELIGIBLE PROJECT” means any Eligible Project all or any portion of which Eligible Project is encumbered by a Lien or subject to a Negative Pledge.
“ENVIRONMENTAL LAWS” means any and all present and future federal, state or local laws, rules, regulations, statutes or codes and any and all ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“ENVIRONMENTAL LIABILITY” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“EQUITY INTEREST” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“EQUITY ISSUANCE” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
“EQUITY VALUE” means, as of a given date, (a) the stockholders’ or owners’ equity of the Company and its Subsidiaries determined on a consolidated basis, plus (b) accumulated depreciation and amortization, minus (c) the following (to the extent reflected in determining stockholders’ or owners’ equity of the Company and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA AFFILIATE” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA EVENT” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the filing pursuant to Section 4 12(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multi-employer Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multi- employer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multi-employer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EURODOLLAR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“EVENT OF DEFAULT” has the meaning assigned to such term in Article VII.

“EXCLUDED TAXES” means with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).
“EXISTING LETTER OF CREDIT” means any letter of credit listed on Schedule 2.04 hereto and issued by the Issuing Bank, pursuant to that certain Credit Agreement, dated as of August 23, 1999, by and among the Borrower, the financial institutions party thereto, the Administrative Agent and the Issuing Bank, as amended, supplemented or otherwise modified.
“FAIR MARKET VALUE” means, with respect to (a) security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FEDERAL FUNDS EFFECTIVE RATE” means for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“FEE PAYMENT DATE” has the meaning set forth in Section 2.10(c).
“FINANCIAL OFFICER” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Company as applicable.
“FIXED CHARGES” means with respect to any fiscal period, the sum of (i) Total Interest Expense and (ii) the aggregate of all scheduled principal payments on Indebtedness made or required to be made during such fiscal period for the Consolidated Businesses (but excluding balloon payments of principal due upon the stated maturity of an Indebtedness) and (iii) the aggregate of all dividends declared and payable on any of the Company’s, the Borrower’s or any of their Subsidiaries’ preferred Equity Interests. The Lenders agree to review a request from the Borrower to exclude charges associated with any future convertible preferred issues from inclusion in “Fixed Charges”; provided that any such exclusion shall be determined in the sole discretion of the Required Lenders.
“FUNDS FROM OPERATIONS” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures plus (d) real estate impairment charges incurred outside of the ordinary course of business. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.
“FOREIGN LENDER” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles in the United States of America.
“GENERAL PARTNER” means the Company and any successor general partner(s) of the Borrower.
“GOVERNMENTAL AUTHORITY” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“GUARANTEE” of or by any Person (as used in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (as used in this definition, the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) guarantees of completion unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Guaranty in an amount equal to any such claim and (iii) Low Income Housing Credit Program Guarantees.

“GUARANTOR” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include the Company and each Subsidiary of the Company (other than the Borrower) or the Borrower that owns an Unencumbered Eligible Project.
“GUARANTY” means the Guaranty Agreement of even date herewith made by the Company and the other parties thereto for the benefit of the Administrative Agent, the Lenders and the Issuing Bank in the form attached hereto as Exhibit B.
“HAZARDOUS MATERIALS” means toxic substances, hazardous waste, hazardous materials or hazardous substances, as such terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 9601 ET SEQ.), the Comprehensive Environmental, Response, Compensation and Liability Act, as amended (42 U.S.C. Sections 9601 and 9657 ET SEQ.) and/or the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 ET SEQ.), and the regulations promulgated pursuant to any such laws, any asbestos or asbestos related products and any oils, petroleum-derived compounds or pesticides; provided that “Hazardous Materials” shall not include (a) materials which exist in quantities or in a compounded non-hazardous form in compliance with all applicable Federal, state and local laws, ordinances, rules and regulations such as asphalt contained in road surfacing materials and (b) materials customarily used in the day-to-day operation and maintenance of the Properties which are stored, used and disposed of in accordance with all applicable Federal, state and local laws, ordinances, rules and regulations such as cleaning fluids.
“HEDGING AGREEMENT” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, collar transaction, cap transaction, other swap transaction or other interest or currency exchange rate or commodity price hedging arrangement.
“IMPROVEMENTS” means all buildings, fixtures, structures, parking areas, landscaping and all other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used in the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third-parties unaffiliated with the Borrower and (c) any items of personal property.
“INDEBTEDNESS” of any Person means, without duplication, (a) all obligations (including, without limitation, Contingent Obligations) of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations (including, without limitation, Contingent Obligations) of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations (including, without limitation, Contingent Obligations) of such Person upon which interest charges are customarily paid, (d) all obligations (including, without limitation, Contingent Obligations) of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations (including, without limitation, Contingent Obligations) of such Person, (i) all obligations (including, without limitation, Contingent Obligations) of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations (including, without limitation, Contingent Obligations) of such Person in respect of bankers’ acceptances, (k) net obligations under any Hedging Agreement not entered into as a hedge against existing Indebtedness, in an amount equal to the mark-to-market value for such Hedging Agreement, as determined based upon one or more mid- market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include any Lender) and (l) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“INDEMNIFIED TAXES” means Taxes other than Excluded Taxes.
“INTEREST ELECTION REQUESTS” means a request by the Borrower to convert or continue a Loan in accordance with Section 2.06.
“INTEREST PAYMENT DATE” means the first day of each calendar month.
“INTEREST PERIOD” means the period commencing on the date of any Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“INVESTMENT GRADE CREDIT RATING” means a rating assigned by S&P or Moody’s to the senior unsecured long term Indebtedness of a Person of BBB-/Baa3 (or the equivalent) or higher.
“ISSUING BANK” means The Manufacturers and Traders Trust Company, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“LC DISBURSEMENT” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC EXPOSURE” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“LEASE” means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.
“LENDERS” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
“LETTER OF CREDIT” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit.
“LETTER OF CREDIT FEE” has the meaning set forth in Section 2.10(b).

“LIBO RATE” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 page (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such service or if such page or service ceases to display such information from such other service or method as the Administrative Agent may select) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.
“LIEN” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“LOANS” means the Loans made by the Lenders to the Borrower pursuant to this Agreement.
“LOAN DOCUMENTS” means this Agreement, the Notes, the Guaranty and all other instruments, agreements and written obligations delivered by the Borrower or any Guarantor in connection with, pursuant to or relating to this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.
“LOW INCOME HOUSING CREDIT PROGRAM GUARANTEES” means the assurance by the Borrower to limited partners of certain Affiliates of the Borrower, of which the Borrower or a Subsidiary of the Borrower is the general partner, that the real properties developed and operated by such Affiliates under the Low Income Housing Tax Credit program established under the Code will be kept in compliance with applicable requirements to avoid loss of, or recapture of, low income housing tax credits.
“MARGIN STOCK” means “margin stock” as such term is defined in Regulation U and Regulation G of the Federal Reserve Board as in effect from time to time.
“MATERIAL ADVERSE EFFECT” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and its wholly- owned Subsidiaries, taken as a whole, (b) the ability of the Company, the Borrower or any of their Subsidiaries to perform any of their obligations under this Agreement or the Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement or the Loan Documents.
“MATERIAL INDEBTEDNESS” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company, the Borrower and the Subsidiaries of the Company and the Borrower in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company, the Borrower or any Subsidiary of the Company or the Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“MATURITY DATE” means August 31, 2011 (the “Initial Maturity Date”); provided however that if (i) the Borrower advises the Administrative Agent on or before May 31, 2011 (but in any event not prior to February 28, 2011) in writing of its desire to extend the Maturity Date, (ii) pays the Administrative Agent for the account of each Lender an extension fee (the “Extension Fee”) equal to 0.375% of each Lender’s Commitment, (iii) on the date such notice is delivered and on the Initial Maturity Date no Default or Event of Default has occurred and is continuing and (iv) on the date such notice is delivered and on the Initial Maturity Date all representations and warranties under the Loan Documents are true and correct in all material respects except to the extent such representation or warranty expressly relates to an earlier date (in which case such representation and warranty shall be true and correct as of such date), then the “Maturity Date” shall mean August 31, 2012. Upon payment, the Extension Fee shall be fully earned and nonrefundable.
“MAXIMUM AVAILABILITY” means the aggregate amount of the Lenders’ Commitments.

“MOODY’S” means Moody’s Investors Service, Inc.
“MULTI-EMPLOYER PLAN” means a multi-employer plan as defined in Section 4001(aX3) of ERISA.
“NEGATIVE PLEDGE” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“NET CASH PROCEEDS” means all cash when and as received by any Consolidated Business in connection with the sale or refinancing of any Real Property, less the amount of Secured Indebtedness required to be repaid in connection with the sale or refinancing of such Real Property, real estate transfer taxes payable in connection with the sale of such Real Property and reasonable costs and expenses paid by the Borrower or its Subsidiaries in connection with such sale or refinancing. Notwithstanding the foregoing, Net Cash Proceeds shall not be deemed to have been received by a Consolidated Business at any time while such proceeds are held by a 1031 exchange agent.
“NET OFFERING PROCEEDS” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
“NEW GUARANTOR” shall have the meaning set forth in Section 5.13(a).
“NOI” means, with respect to a Project, net operating income derived from such Project determined in accordance with GAAP, adjusted, however, to exclude accrued rent with respect to tenants that are more than 90 days in arrears in the payment of rent, and further adjusted to account for the actual management fee, if any, paid with respect to such Project.
“NOTE” means a promissory note in the form attached hereto as Exhibit C payable to a Lender, evidencing certain of the Obligations of the Borrower to such Lender and executed by the Borrower, as the same may be amended, supplemented, modified or restated from time to time; “NOTES” means, collectively, all of such Notes outstanding at any given time.
“OBLIGATIONS” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all reimbursement obligations with respect to Letters of Credit and all other liabilities with respect to any Letter of Credit; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower, the Company and the other Guarantors owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
“OTHER TAXES” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PERMITTED ENCUMBRANCES” means:
(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04; pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(c) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and
(d) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary of the Borrower;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“PERMITTED INVESTMENTS” means unrestricted:
(a) cash;
(b) marketable direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof,
(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(d) investments in domestic and Eurodollar certificates of deposit, banker’s acceptances, time deposits and floating rate certificates of deposit maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above;
(f) publicly traded equity securities issued by a REIT that primarily owns multi-family properties; and
(g) other marketable securities accepted by the Required Lenders.

“PERSON” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PLAN” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“PRIME RATE” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office (which rate may not be the lowest rate of interest available by the Administrative Agent); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“PROJECT” means any residential housing building, related group of buildings or community owned 100%, directly or indirectly, by any of the Consolidated Businesses.
“PROPERTY” means any Real Property or personal property, plant, building, facility, structure, equipment, general intangible, receivable, or other asset owned or leased by any Consolidated Business.
“QRS SUBSIDIARY” means Home Properties Trust.
“QUALIFIED COMMUNITY REINVESTMENT PROJECTS” means those Projects that comply with the Community Reinvestment Act or other applicable federal and state laws.
“QUARTERLY COMPLIANCE CERTIFICATE” shall have the meaning set forth in Section 5.01(a)(ii).
“REAL PROPERTY” means all of the Consolidated Businesses’ present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the “PREMISES”), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefiting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

“RECOURSE SECURED INDEBTEDNESS” means (a) Guarantees of the Company, the Borrower and their Subsidiaries and the Borrower’s pro rata share of any Guarantees of Unconsolidated Affiliates, and (b) Secured Indebtedness affecting any Project that is recourse to the Company, the Borrower or their Subsidiaries or Unconsolidated Affiliates, in the case of each of clauses (a) and (b) limited to the amount of such Guarantee or Secured Indebtedness that is recourse to the Company, the Borrower or their Subsidiaries or Unconsolidated Affiliates, as the case may be.
“REGISTER” has the meaning set forth in Section 9.04(c).
“REIT” means a domestic trust or corporation that qualifies as a “real estate investment trust” under the Code.
“RELATED PARTIES” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“REQUIRED LENDERS” means, at any time, Lenders (excluding Defaulting Lenders) having Revolving Credit Exposures and unused Commitments representing at least 66 2/3% of the sum of the total Revolving Credit Exposures and unused Commitments at such time (excluding the Revolving Credit Exposures and unused Commitments of any Defaulting Lender at such time).
“RESTRICTED PAYMENT” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Company, the Borrower or any Subsidiary of the Company or the Borrower now or hereafter outstanding, except a dividend payable solely in Equity Interests of an identical or junior class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Company, the Borrower or any Subsidiary of the Company or the Borrower now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Company, the Borrower or any Subsidiary of the Company or the Borrower now or hereafter outstanding.
“REVOLVING CREDIT EXPOSURE” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
“S&P” means Standard & Poor’s.
“SECURED INDEBTEDNESS” means any Indebtedness secured by a Lien, and in the case of the Borrower, shall include (without duplication) the Borrower’s pro rata share of the Secured Indebtedness of its Unconsolidated Affiliates.
“STATUTORY RESERVE RATE” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“SUBSIDIARY” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
“TAXES” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TOTAL INTEREST EXPENSE” means, for any period, the sum of (i) interest expense of the Consolidated Businesses paid during such period and (ii) interest expense of the Consolidated Businesses accrued and/or capitalized for such period in each case including participating interest expense, the amortization of loan fees, original issue discount, non-cash interest payment, the interest component of Capital Lease Obligations and hedging costs but excluding extraordinary interest expense, and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.
“TOTAL OUTSTANDING INDEBTEDNESS” means, as of any date, the sum of (i) all Indebtedness of the Consolidated Businesses and (ii) without duplication, all Contingent Obligations of the Consolidated Businesses which are recourse to such Person or any other Consolidated Business. “Total Outstanding Indebtedness” shall not be deemed to include (a) completion guarantees of construction loans or (b) Low Income Housing Tax Credit Program Guarantees. For the avoidance of doubt, Total Outstanding Indebtedness shall include the Borrower’s pro rata share of the Indebtedness and Contingent Obligations of its Unconsolidated Affiliates.
“TOTAL PROPERTY VALUE” means, as of any date for any Project, (i) with respect to any Project which has been owned by a Consolidated Business for not less than four full consecutive calendar quarters, as of the first day of each fiscal quarter for the immediately preceding consecutive four full calendar quarters, an amount equal to Adjusted NOI relating to such Project for such period divided by the Capitalization Rate or (ii) with respect to any Project which has been owned by a Consolidated Business for less than four full consecutive calendar quarters, an amount equal to the cost of acquiring such Projects less reasonable and customary transaction costs incurred in connection with such acquisition.

“TOTAL UNENCUMBERED VALUE” means, as of any measurement date, the sum of (i) with respect to Unencumbered Eligible Projects which have been owned by a Consolidated Business, as of the measurement date, for not less than four full consecutive calendar quarters, an amount equal to Adjusted NOI for all such Unencumbered Eligible Projects for the immediately preceding four consecutive calendar quarters as of the measurement date, divided by the Capitalization Rate; (ii) with respect to Unencumbered Eligible Projects which have been owned by a Consolidated Business for less than four full consecutive calendar quarters as of the measurement date, an amount equal to the cost of acquiring all such Unencumbered Eligible Projects less reasonable and customary transaction costs incurred in connection with such acquisition and (iii) an amount equal to the lesser of (a) the sum of (x) 75% of Book Value of undeveloped land not subject to a Lien that is owned by the Consolidated Businesses and (y) 75% of Book Value of Projects not subject to a Lien on which construction is in progress; provided that 100% of Book Value of such Projects shall be included for purposes of the calculating the sum in this clause (iii)(a) once a temporary certificate of occupancy has been issued for such Projects, and (b) 25% of Total Unencumbered Value before including the amount of Total Unencumbered Value derived from this clause (iii).
“TOTAL VALUE” means, as of any date, the sum of (i) Total Property Value for all Eligible Projects; (ii) an amount equal to 75% of all investments in notes secured by mortgages on the Property of any Consolidated Business; (iii) unrestricted Permitted Investments of the Consolidated Businesses; (iv) an amount equal to the lesser of (a) the sum of (x) 75% of Book Value of undeveloped land not subject to a Lien that is owned by the Consolidated Businesses and (y) 75% of Book Value of Projects not subject to a Lien on which construction is in progress; provided that 100% of Book Value of such Projects shall be included for purposes of the calculating the sum in this clause (iv)(a) once a temporary certificate of occupancy has been issued for such Projects, and (b) 10% of Total Value before including the amount of Total Value derived from this clause (iv); and (v) without duplication, any Consolidated Business’s pro rata share of investments in Real Property not constituting Eligible Projects, valued at the lower of the cost of such investment or the value of such investment as determined in a manner consistent with clauses (i) through (iv) above, as applicable. The Borrower’s pro rata share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (iii)) will be included in Total Value calculations consistent with the above described treatment for assets of Consolidated Businesses (including, without limitation, Eligible Projects of Unconsolidated Affiliates disregarding clause (i) of the definition thereof).
“TRANSACTIONS” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“TYPE” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UNCONSOLIDATED AFFILIATE” means, with respect to any Person, any other Person in whom such Person holds an investment, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“UNENCUMBERED ELIGIBLE PROJECT” means any Eligible Project which is 100% owned by the Borrower and/or any Guarantor and that is not an Encumbered Eligible Project.
“UNSECURED INDEBTEDNESS” means, for any applicable period, without duplication, (a) all obligations for borrowed money or advances of any kind, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, and (c) all obligations upon which interest charges are customarily paid, in each case, that are not secured by a Lien.
“UNSECURED INTEREST EXPENSE” means the interest expense paid, accrued or capitalized on all Total Outstanding Indebtedness that is not Secured Indebtedness for the applicable period.
“UNUSED FACILITY FEE” has the meaning set forth in Section 2.10(a).

“UNUSED FACILITY FEE RATE” means the per annum percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Unused Facility Fee
Level	Rate

1	0.500%
2	0.500%
3	0.500%
4	0.375%
5	0.375%
Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date which is the fifth Business Day following the Administrative Agent’s receipt of the Annual Compliance Certificate for the fiscal year ending December 31, 2009, the Unused Facility Fee Rate shall be determined based on Level 1 and thereafter, such Unused Facility Fee Rate shall be adjusted from time to time as set forth in the definition of “Applicable Margin”.
“WITHDRAWAL LIABILITY” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
SECTION 1.03. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. ACCOUNTING TERMS: GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, and if the Company has elected, or elects in the future, to value its financial liabilities at the fair value, it shall furnish to the Administrative Agent and Lenders at the time that it delivers the quarterly and annual reports pursuant to Section 5.01 (a) and (b) a reconciliation showing the value of its financial liabilities as if the Company had not made such election. Notwithstanding the foregoing or anything herein to the contrary, for purposes of calculating the financial covenants set forth herein, including, without limitation those included in Section 6.01 hereof, Briggs Wedgewood Associates, L.P. shall not be deemed to be a Subsidiary or an Unconsolidated Affiliate of the Company or the Borrower so long as (i) the aggregate amount of all Indebtedness, liabilities and other obligations of Briggs Wedgewood Associates, L.P. that are recourse to the Company, the Borrower or any Subsidiary of the Company or the Borrower do not exceed $500,000 at any one time outstanding and (ii) none of the Company, the Borrower and any Subsidiary of the Company or the Borrower owns more than .01% of the Equity Interests of Briggs Wedgewood Associates, L.P. at any time.

ARTICLE II — THE CREDITS
SECTION 2.01. COMMITMENTS. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Maximum Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
SECTION 2.02. LOANS AND BORROWINGS.
(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurodollar Loan, such Loan shall be in an aggregate amount that is not less than $2,500,000 and $250,000 increments in excess thereof. At the time that each ABR Loan is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $ 1,000,000; provided that an ABR Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Borrowings outstanding.
(d) Notwithstanding anything herein to the contrary, at no time shall the aggregate Revolving Credit Exposure be greater than the Maximum Availability.
(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. REQUESTS FOR BORROWINGS. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit D-1 attached hereto, or such other form approved by the Administrative Agent, and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. LETTERS OF CREDIT.
(a) GENERAL. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for the account of the Borrower on its behalf or on behalf of any of the Consolidated Businesses, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each existing Letter of Credit shall be deemed for all purposes hereof to be a Letter of Credit issued pursuant to this Agreement as of the Effective Date.
(b) NOTICE OF ISSUANCE, AMENDMENT, RENEWAL, EXTENSION, CERTAIN CONDITIONS. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice in the form of Exhibit D-2 attached hereto, or such other form approved by the Issuing Bank, the Administrative Agent, and signed by the Borrower requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $20,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the Maximum Availability.

(c) EXPIRATION DATE. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is thirty days prior to the Maturity Date.
(d) PARTICIPATIONS. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e) REIMBURSEMENT. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received. by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Except as provided in Section 2.16(b), promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) OBLIGATIONS ABSOLUTE. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g) DISBURSEMENT PROCEDURES. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent, the Lenders and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h) INTERIM INTEREST. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(a) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i) REPLACEMENT OF THE ISSUING BANK. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank; provided that each Issuing Bank (including any successor Issuing Bank) shall be a Lender hereunder. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit, and all Letters of Credit previously issued by the replaced Issuing Bank shall remain Letters of Credit under this Agreement notwithstanding the replacement of such Issuing Bank.

(j) CASH COLLATERALIZATION. If any Event of Default shall occur and be continuing, on the Business Day that is two Business Days after the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Obligations has been accelerated, be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived to the satisfaction of the Required Lenders or each of the Lenders if required herein. Upon demand by the Administrative Agent at any time while a Lender is a Defaulting Lender, the Borrower shall deliver to the Administrative Agent within one Business Day of such demand, cash collateral or other credit support satisfactory to the Administrative Agent in its sole discretion in an amount equal to such Defaulting Lender’s Applicable Percentage of the LC Exposure then outstanding.
(k) INFORMATION TO LENDERS. The Administrative Agent shall periodically deliver to the Lenders information setting forth the stated amount of all outstanding Letters of Credit. Other than as set forth in this subsection, the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.04(d) and (e) hereof.

SECTION 2.05. FUNDING OF BORROWINGS.
(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time on the date such Loan is to be made in accordance hereunder, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.06. INTEREST ELECTIONS.
(a) Each Loan initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise set forth herein. Thereafter, the Borrower may elect to convert such Loan to a different Type or to continue such Loan and, in the case of a Eurodollar Loan, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to a Eurodollar Loan with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.
SECTION 2.07. TERMINATION AND REDUCTION OF COMMITMENTS.
(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Revolving Credit Exposures would exceed the Maximum Availability.
(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Other than in connection with the termination of the Commitment of a Defaulting Lender pursuant to Section 2.18(b), each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.08. REPAYMENT OF LOANS, EVIDENCE OF DEBT.
(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan together with all accrued interest and all other Obligations (other than contingent, indemnification obligation owing to the Administrative Agent, the Issuing Bank and the Lenders hereunder) on the Maturity Date.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereto.

(d) The entries made in the accounts maintained pursuant to paragraph (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.09. PREPAYMENT OF LOANS.
(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Each prepayment of a Loan shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any fees due and payable under Section 2.14.
(c) If at any time a Consolidated Business receives proceeds from the sale, transfer, assignment, conveyance or refinancing of any Real Property or any interest in any Real Property, the Borrower shall prepay a portion of the Loan in an amount equal to the Net Cash Proceeds unless the Borrower shall have obtained prior written consent from the Required Lenders to retain the Net Cash Proceeds. In addition, at the time of such prepayment, the Borrower shall deliver to the Administrative Agent and the Lenders a certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating compliance (after giving effect to the sale of such Real Property) with the covenants set forth in Section 5.05 and Article VI. To the extent the Borrower is unable to show compliance with such covenants, such mandatory prepayment shall permanently reduce the aggregate amount of the Commitments hereunder by an amount equal to such prepayment. In the event of a required prepayment in accordance with this clause (c), the Borrower shall simultaneously with the receipt of such Net Cash Proceeds make such prepayment together with the interest accrued to the date of the prepayment on the principal amount prepaid. In connection with the prepayment of any Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 2.14 hereof. Each such prepayment shall be applied to prepay ratably the Loans of the Lenders. As used in this clause (c) only, the phrase “sale, transfer, assignment, conveyance or refinancing” shall not include sales or conveyances among the Consolidated Businesses.
(d) If at any time the Revolving Credit Exposure exceeds the Maximum Availability, the Borrower shall be required to prepay a portion of the Loan in an amount equal to such excess. In the event of a required prepayment in accordance with this clause (d), the Borrower shall immediately make such prepayment together with the interest accrued to the date of the prepayment on the principal amount prepaid and shall, to the extent necessary, return or cause to be returned to the Issuing Bank such Letters of Credit so that immediately following such prepayment and return of such Letters of Credit the Revolving Credit Exposure shall not exceed the Maximum Availability; provided that in lieu of returning any such Letters of Credit, the Borrower may deposit with the Administrative Agent cash collateral in accordance with Section 2.04(j). In connection with the prepayment of any Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 2.14 hereof. Each such prepayment shall be applied to prepay ratably the Loans of the Lenders.

(e) If at any time (i) the Company or the Borrower merges or consolidates with another Person and the Company or the Borrower, as the case may be, is not the surviving entity, or (ii) one or more of the Company, the Borrower, or any of the Borrower’s Subsidiaries ceases to provide property management and leasing services to at least 80% of the total number of Projects in which the Consolidated Businesses have an ownership interest (the date any such event shall occur being the “PREPAYMENT DATE”), the Borrower shall prepay the Loans in their entirety as if the Prepayment Date were the Maturity Date, and the Commitment shall be terminated as of the Prepayment Date, without further notice to the Borrower. In the event of a required prepayment in accordance with this clause (e), the Borrower shall on the Prepayment Date make such prepayment together with the interest accrued to the date of the prepayment on the principal amount prepaid and shall return or cause to be returned all Letters of Credit to the Issuing Bank. In connection with the prepayment of any Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 2.14 hereof. Each such prepayment shall be applied to prepay ratably the Loans of the Lenders. Amounts prepaid pursuant to this clause (e) may not be reborrowed.
SECTION 2.10. FEES.
(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an unused facility fee (“UNUSED FACILITY FEE”), which as of the Fee Payment Date shall accrue at a rate per annum equal to (i) the applicable Unused Facility Fee Rate times (ii) the average daily difference between (x) the Commitment of such Lender minus (y) Revolving Credit Exposure of such Lender, during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided however, that if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Unused Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.
(b) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee (“LETTER OF CREDIT FEE”) with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Maturity Date) and (ii) to the Issuing Bank for its own account a fronting fee (“FRONTING FEE”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that all Letters of Credit are irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Pursuant to Section 2.11(d), notwithstanding the foregoing, while an Event of Default exists the rate per annum used to calculate the Letter of Credit Fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.
(c) Accrued fees under paragraphs (a) and (b) above (i) shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on September 30, 2009 and on the Maturity Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety) (each such date, a “FEE PAYMENT DATE”); provided, that any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.
(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of Fronting Fee and other standard fees payable to the Issuing Bank) for distribution, in the case of Unused Facility Fees and Letter of Credit Fees, to the Lenders. Fees paid shall not be refundable under any circumstances. Upon its receipt of fees to which the Lenders are entitled, the Administrative Agent shall promptly remit such fees to the Lenders as provided herein.

SECTION 2.11. INTEREST.
(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate (which rates are subject to change without notice to the Borrower as specified in the definition of Alternate Base Rate) plus the Applicable Margin for ABR Loans.
(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans.
(c) [intentionally omitted].
(d) Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender (i) in the case of the outstanding Loans, interest at a rate per annum equal to 2% plus the rate otherwise applicable to the outstanding Loan pursuant to Section 2.11(a) and (b), (ii) in the case of the Letter of Credit Fee, the rate per annum used to calculate the Letter of Credit Fee pursuant to Section 2.10(b)(i) plus an additional 2% per annum and (iii) in the case of any other amount outstanding, 2% plus the rate applicable to ABR Loans as provided in Section 2.11(a).
(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for the immediately preceding calendar month and upon termination of the Commitments; provided that (i) interest on any Eurodollar Loan shall be paid at the end of each Interest Period but in no event less frequently than every three months, (ii) interest accrued pursuant to paragraph (d) of this Section 2.11 shall be payable on demand, (iii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iv) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.12. ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Loan, such Borrowing shall be made as an ABR Loan, provided that if the circumstances giving rise to such notice affect only one Interest Period or one Type of Borrowings, then the other Interest Periods and Type of Borrowings shall be permitted.
SECTION 2.13. INCREASED COSTS.
(a) If any Change in Law shall:
(i)
impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)
impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14. BREAK FUNDING PAYMENTS. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15. TAXES.
(a) Any and all payments by or on account of any Obligation shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any Obligation (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
SECTION 2.16. PAYMENTS GENERALLY, PRO RATA TREATMENT, SHARING OF SET-OFFS.
(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of any indemnities or expense reimbursement due hereunder or under the Loan Documents to the Administrative Agent, (ii) second, toward payment of any indemnities or expense reimbursement due hereunder or under the Loan Documents to the Issuing Bank or any Lender, (iii) third, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iv) fourth, toward payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, (v) fifth, toward cash collateralization of any Letters of Credit then outstanding to the extent so required to be paid in accordance with the terms hereunder and (vi) sixth, toward payment of all other Obligations owing hereunder or under the other Loan Documents.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.17. MITIGATION OBLIGATIONS, REPLACEMENT OF LENDERS.
(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank, which consent shall not unreasonably be withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.18. DEFAULTING LENDERS
(a) In addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or applicable law with respect to a Defaulting Lender, a Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Required Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the rate otherwise set forth herein or if no rate is otherwise set forth herein at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon such Defaulting Lender’s curing of its default.

(b) Any Lender who is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than 2 Business Days and not later than 5 Business Days after receiving written notice from Administrative Agent that such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitments subject to and in accordance with the provisions of Section 9.04.(b) for the purchase price provided for below or (ii) terminate the Commitments of such Defaulting Lender. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding such assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption and, notwithstanding Section 9.04.(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,000. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

SECTION 2.19. INACCURATE FINANCIAL STATEMENTS OR COMPLIANCE CERTIFICATES. If the Administrative Agent and/or any Lender determines that any financial statement, Quarterly Compliance Certificate or Annual Compliance Certificate delivered pursuant to this Agreement is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Unused Facility Fee Rate for any period (an “APPLICABLE PERIOD”) than the Applicable Margin and/or Unused Facility Fee Rate applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Margin and Unused Facility Fee Rate for such Applicable Period based on the corrected financial statements and compliance certificate, and (iii) pay to the Administrative Agent for the account of the Lenders the accrued additional interest and/or fees owing as a result of such increased Applicable Margin and/or Unused Facility Fee Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms of this Agreement. This subsection shall not in any way limit the rights of the Administrative Agent and Lenders (x) with respect to Section 2.11(d) or (y) under Article VII.
ARTICLE III — REPRESENTATIONS AND WARRANTIES
The Borrower and the Company represent and warrant to the Administrative Agent and each Lender that:
SECTION 3.01. ORGANIZATION: POWERS. Each of the Consolidated Businesses is duly organized, validly existing and in good standing (or such similar concept) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where it owns property or where the conduct of its business or the ownership of its property or assets (including, without limitation, the Projects) requires such qualification. No Consolidated Business is a “foreign person” within the meaning of Section 1445 of the Code.
SECTION 3.02. AUTHORIZATION, ENFORCEABILITY.
(a) The Transactions have been duly authorized by all necessary partnership action of the Borrower, and the General Partner has the requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents on behalf of the Borrower. The Guaranty has been duly authorized by all necessary action of each Guarantor, and each Guarantor has the requisite power and authority to execute, deliver and perform the Guaranty and the other Loan Documents to which it is a party. This Agreement and each other Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Guaranty and each other Loan Document to which any Guarantor is a party has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b) Schedule 3.02, as of the Effective Date, contains a diagram indicating the ownership structure of the Company, the Borrower and their respective Subsidiaries, indicating the nature of such interest with respect to each Person included in such diagram and accurately sets forth (1) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation, or otherwise, and (2) the authorized, issued and outstanding shares or interests of each class of securities of such Person. None of such issued and outstanding Equity Interests of the Borrower or any of the Subsidiaries of the Company or the Borrower is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such securities, except as noted on such Schedule. The outstanding Equity Interests of the Company, the Borrower and each of their respective Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. As of the Effective Date, neither the Company nor the Borrower has any Subsidiaries other than as set forth on such Schedule 3.02.

SECTION 3.03. GOVERNMENTAL APPROVALS, NO CONFLICTS. Neither the Transactions nor the execution, delivery and performance of the Loan Documents by the Borrower, the Company or any of their Subsidiaries, as the case may be, (a) requires any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except as may be required under applicable federal securities laws, (b) violates any applicable law or regulation or the charter, by-laws, partnership agreement or other organizational documents of the Company, the Borrower or any of their Subsidiaries, or any order of any Governmental Authority, (c) violates or results in a default under any indenture, agreement or other instrument binding upon the Company, the Borrower or any of their Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Company, the Borrower or any of their Subsidiaries or (d) results in the creation or imposition of any Lien on any asset of the Company, the Borrower or any of their Subsidiaries.
SECTION 3.04. FINANCIAL CONDITION: NO MATERIAL ADVERSE CHANGE.
(a) The Borrower has heretofore furnished to the Administrative Agent and the Lenders (i) the Company’s annual audited financial statements for the fiscal year ended December 31, 2008, reported on by PriceWaterhouseCoopers, LLP, independent public accountants, and (ii) the Company’s quarterly financial statements for the quarter ended June 30, 2009, certified by the Company’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Consolidated Businesses as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b) Since December 31, 2008, there has been no change, event or circumstance which has had or is reasonably likely to have a Material Adverse Effect.
(c) None of the Company, the Borrower nor any of their respective Subsidiaries has any Contingent Obligation or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent and the Lenders on or prior to the Effective Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.
(d) Schedule 3.04 sets forth, as of July 31, 2009, all Indebtedness of the Company, the Borrower and their respective Subsidiaries and there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity.
SECTION 3.05. PROPERTIES.
(a) Each of the Company, the Borrower and their Subsidiaries has good and marketable title to, or valid leasehold interests in, all its Property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Ownership of all wholly owned Projects and other Property of the Consolidated Businesses is held by the Borrower and its Subsidiaries and is not held directly by the Company.
(b) There are no pending or, to the best knowledge of the Borrower, threatened proceedings or actions to revoke, attack, invalidate, rescind or modify in any material respect (i) the zoning of any Projects, or any part thereof, or (ii) any building or other permits heretofore issued with respect to any Project, or asserting that any such zoning or permits do not permit the operation of any such Project or any part thereof or that any improvements located on such Project cannot be operated in accordance with its intended use or is in violation of applicable law. There are no pending or, to the best knowledge of the Borrower, threatened or contemplated proceedings relating to any (A) taking by eminent domain or other condemnation of any portion of any Project, (B) condemnation or relocation of any roadways abutting any Project and (C) denial of access to any Project from any point of access to such Project which would have, or is reasonably likely to have, a Material Adverse Effect. Each Project has adequate and permanent legal access to water, gas and electrical public utilities, storm, and sanitary sewerage facilities, other required public utilities (with respect to each of the aforementioned items by means of either a direct connection to the source of such utilities or through connections available on publicly dedicated roadways directly abutting such Project), parking and means of access between such Project and public highways over recognized curb cuts; and all of the foregoing comply in all material respects with all applicable laws, rules and regulations of Governmental Authorities.

(c) Neither the existence of any Improvements upon a Project or the present use or condition of any Project violates in any material respect any applicable laws, rules and regulations of Governmental Authorities. Each Project may be operated in its current fashion and the Consolidated Businesses have received no notices from any Governmental Authority alleging any material violation by any Project of any applicable laws, rules or regulations. Certificates of occupancy have been issued for all of the Improvements located on the Projects, and the use of such Improvements are covered by all other certificates and permits required by applicable laws, rules, regulations, and ordinances or in connection with the use, occupancy, and operation thereof. No material portion of any Projects, nor any Improvements located on such Projects that are material to the operation, use, or value thereof, have been damaged in any respect as a result of any fire, explosion, accident, flood, or other casualty, except to the extent that the same have been restored to their condition prior thereto. No written notices of material violation of any federal, state, or local law or ordinance or order or requirement have been received with respect to any Projects.
(d) There are no pending or, to the best of Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any Project, nor, to the best of Borrower’s knowledge, are there any contemplated improvements to any Projects that may result in such special or other assessments.
(e) Each Project is free of material structural defects and all building systems contained therein and required for the operation of each Project are in good working order subject to ordinary wear and tear.
(f) Each Project is being operated and maintained in accordance with the Borrower’s usual and customary business practices.
SECTION 3.06. INTELLECTUAL PROPERTY. The Company, the Borrower and their Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to their respective businesses, and the use thereof by the Company, the Borrower and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07. LITIGATION AND ENVIRONMENTAL MATTERS.
(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the best knowledge of the Borrower, threatened against or affecting the Company, the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b) Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company, the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c) Except as may be disclosed in detail by the Borrower to the Administrative Agent and the Lenders in writing from time to time, no Hazardous Materials are located on or about any of the Properties, and the Properties do not contain any underground tanks for the storage or disposal of Hazardous Materials; provided that notwithstanding the delivery of any such notice, the Borrower and each of its Subsidiaries shall at all times be in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Properties except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Further, (i) the Borrower has not, and to the knowledge of the Borrower no other Person has, (A) stored or treated Hazardous Materials, (B) disposed of Hazardous Materials or incorporated Hazardous Materials into, on or around any of the Properties, and (C) permitted any underground storage tanks to exist on any of the Properties except where such storage, treatment or disposal of Hazardous Materials or existence of underground storage tanks, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (ii) no complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions, or Hazardous Materials, if any, or any other environmental, health, or safety matters affecting any of the Properties or any portion thereof, from any person, government or entity, has been issued to the Borrower which has not been remedied or cured except where failure to have remedied or cured any of the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (iii) the Borrower and each of the other Consolidated Businesses has complied in all material respects with all applicable laws, rules or regulations affecting the Properties.

SECTION 3.08. COMPLIANCE WITH LAWS AND AGREEMENTS. Each of the Company, the Borrower and their Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
SECTION 3.09. INVESTMENT COMPANY STATUS. None of the Company, the Borrower nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 and none of the Company, the Borrower nor any of their Subsidiaries is subject to any other applicable law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
SECTION 3.10. TAXES. Each of the Company, Borrower and each of their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except
(a) Taxes that are being contested in good faith by appropriate proceedings and for which the the Company, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.
SECTION 3.12. DISCLOSURE. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Company, the Borrower or any of their Subsidiaries is subject, and all other matters known to the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the Loan Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.13. INSURANCE. Schedule 3.13 accurately sets forth as of the Effective Date all insurance policies and programs currently in effect with respect to the Properties, assets and business of the Company, the Borrower and their Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. The Borrower has delivered to the Administrative Agent copies of all insurance policies set forth on Schedule 3.13. Such insurance policies and programs are (i) currently in full force and effect, (ii) together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective Properties and assets of the Company, the Borrower and their Subsidiaries and (iii) in form and substance that is commercially reasonable and customary for companies with similar operations and real estate holdings as the Company, the Borrower and their Subsidiaries parties thereto.
SECTION 3.14. REIT STATUS. The Company qualifies as a REIT under the Code.
SECTION 3.15. SOLVENCY. Within the meaning of Section 548 of Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “BANKRUPTCY CODE”), the Uniform Fraudulent Transfer Act and the Uniform Fraudulent Conveyance Act as in effect in any relevant jurisdiction, and any similar laws or statutes, and after giving effect to the transactions contemplated hereby: the fair saleable value of each of the Borrower’s and the Company’s assets exceeds and will, immediately following the making of the Loans, exceed such Person’s total liabilities including, without limitation, subordinated, unliquidated, disputed, and contingent liabilities; the fair saleable value of each of the Borrower’s and Company’s assets is and will, immediately following the making of each Loan, be greater than the each of the Borrower’s and the Company’s probable liabilities, including the maximum amount of each of the Borrower’s and the Company’s contingent liabilities on such Person’s debts as such debts become absolute and matured; each of the Borrower’s and the Company’s assets do not and, immediately following the making of the Loans will not, constitute unreasonably small capital to carry out such Person’s business as conducted or as proposed to be conducted; and neither the Borrower nor the Company intends to, and does not believe that such Person will, incur debts and liabilities (including without limitation contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Person and the amounts to be payable on or in respect of obligations of such Person).
SECTION 3.16. MARGIN REGULATIONS. Neither the Borrower, the Company nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock or margin securities (within the meaning of Regulations G, T, U and X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used, directly or indirectly, to purchase or carry any margin stock or margin securities or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin securities. None of the transactions contemplated by this Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended.
SECTION 3.17. OFAC. Neither the Borrower, the Company or any of their Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), as amended), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
SECTION 3.18. PATRIOT ACT. Each of the Borrower, the Company and each of their Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001, as amended). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 3.19. REPRESENTATIONS AND WARRANTIES IN THE LOAN DOCUMENTS. The representations and warranties of the Borrower, the Company and each of their respective Subsidiaries, as the case may be, in each of the Loan Documents are true, complete and correct in all material respects, and the Borrower and the Company hereby confirms each such representation and warranty as being true, complete and correct in all material respects as of the relevant dates with the same effect as if set forth in its entirety herein.

SECTION 3.20. SENIOR DEBT STATUS. The Obligations rank and will rank at least pari passu in priority of payment with all other Indebtedness of the Borrower and the Company other than Indebtedness of the Borrower or the Company secured by a Lien permitted pursuant to Section 6.02 hereof. There is no Lien upon or with respect to any of the properties or income of the Borrower or the Company and each of their Subsidiaries which secures Indebtedness or other obligations of any Person except as otherwise permitted under Section 6.02 hereof.
ARTICLE IV — CONDITIONS
SECTION 4.01. EFFECTIVE DATE. Subject to Section 5.14 hereof, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) The Administrative Agent (or its counsel) shall have received from the Borrower, the Company and each party thereto a counterpart of this Agreement and all other Loan Documents to which it is a party, signed on behalf of such party including, without limitation, the Guaranty.
(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Nixon Peabody LLP, counsel for the Borrower and the Company, substantially in the form of Exhibit E, and covering such other matters relating to the Borrower, the Company, the Guarantors, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c) The Administrative Agent shall have received a certificate of each of the Borrower and the Company signed by an authorized officer of such Person as of the date hereof certifying as to the following:
(i) A true and accurate copy or recitation of actions taken by such Person to authorize the execution, delivery and performance of this Agreement and the other Loan Documents;
(ii) The incumbency, names and signatures of the officers of such Person authorized to execute and deliver this Agreement and the other the Loan Documents and, with respect to the Borrower, the officers of the Borrower then authorized to deliver Borrowing Request and to request the issuance of Letters of Credit;
(iii) True and accurate copies of the articles or incorporation, certificate of limited partnership, certificate of formation, or comparable organizational document, as applicable, and the bylaws, partnership agreement or operating agreement, as applicable, of such Person with all amendments thereto; and
(iv) A certificate of good standing or certificate of similar meaning with respect to each such Person issued as of a recent date by the Secretary of State of the state of formation of each such Person.
(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer of the General Partner, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(e) No change in the business, assets, management, operations, financial condition or prospects of the Borrower, the Company and each of its Subsidiaries or any of their Properties shall have occurred since December 31, 2008, which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect.

(f) Except as disclosed in writing to the Administrative Agent and the Lenders, since December 31, 2008, neither the Borrower nor the Company shall have (i) entered into any (as determined in good faith by the Administrative Agent) commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of the Borrower’s or the Company’s business, (ii) declared or paid any dividends or other distributions other than regular quarterly dividends and distributions paid in February, May and August, 2009, and such dividends or distribution expressly permitted hereunder or (iv) redeemed or issued any equity Securities other than (1) shares of common stock, par value $.01 per share, of the Company (x) issued from time to time pursuant to the terms and conditions of the Company’s Dividend Reinvestment and Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan and (y) issued in exchange for limited partnership interests in the Borrower and (2) options to purchase common stock and shares of restricted stock issued to employees and directors pursuant to the Company’s stock benefit plan.
(g) Since December 31, 2008, no agreement or license relating to the business, operations or employee relations of the Borrower or any of its Properties shall have been terminated, modified, revoked, breached or declared to be in default, the termination, modification, revocation, breach or default under which, in the reasonable judgment of the Administrative Agent, would result in a Material Adverse Effect.
(h) Since December 31, 2008, no material adverse change shall have occurred in the conditions in the capital markets or the market for loan syndications generally in the reasonable judgment of the Administrative Agent.
(i) The Administrative Agent shall have received copies of all insurance policies set forth on Schedule 3.13.
(j) The Administrative Agent shall have received satisfactory evidence of the termination of that certain Credit Agreement dated as of August 23, 1999, by and among the Borrower, the financial institutions party thereto and the Administrative Agent.
(k) The making of the Loans and the issuance of the Letters of Credit shall not contravene any law, regulation or order of any Governmental Authority applicable to the Borrower, the Company, the Administrative Agent or any Lender.
(l) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the Transactions contemplated hereby or thereby or which would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents.
(m) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02. EACH CREDIT EVENT. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Company and the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c) No event has occurred since the date of this Agreement which has had, and continues to have, or is reasonably likely to have, a Material Adverse Effect.
(d) The Borrower shall have delivered a certificate in the form of Exhibit D- 1 or D-2, as applicable, attached hereto, signed by a Financial Officer of the Borrower, representing and certifying that immediately prior to and immediately after the requested Borrowing or the issuance, amendment or extension of a Letter of Credit, the Company, the Borrower and their Subsidiaries are in compliance with the representations, warranties and covenants set forth in this Agreement.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) through (d) of this Section 4.02.
ARTICLE V — AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower and the Company covenant and agree with the Lenders that:
SECTION 5.01. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower will furnish to the Administrative Agent and each Lender:
(a) QUARTERLY REPORTS.
(i) COMPANY QUARTERLY FINANCIAL REPORTS. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each fiscal year (other than the last fiscal quarter in each fiscal year), consolidated balance sheets and the related consolidated statements of operations and cash flow of the Company, the Borrower and their Subsidiaries on Form 10-Q as at the end of such period and, with respect to the statements of operations and cash flow, setting forth in comparative form the corresponding figures for the corresponding period of the previous fiscal year, certified by a Financial Officer of the Company as fairly presenting the consolidated financial position of the Company, the Borrower and their Subsidiaries as at the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments but without certain footnote disclosures required by GAAP (as permitted by the requirements for reporting on Form 10-Q).
(ii) QUARTERLY COMPLIANCE CERTIFICATES. Together with each delivery of any quarterly report pursuant to clauses (i) of this Section 5.01(a), the Borrower shall deliver a certificate of the Company in the form of Exhibit F attached hereto (the “QUARTERLY COMPLIANCE CERTIFICATE”), signed by the a Financial Officer of the Company, representing and certifying (1) that the Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Company, the Borrower and their Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Quarterly Compliance Certificate, of any condition or event which constitutes an Event of Default or Default or mandatory prepayment event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the Company and/or the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto; (2) the calculations evidencing compliance with each of the financial covenants set forth in Section 5.05 and Article VI hereof; and (3) a schedule of the average occupancy level of all Unencumbered Eligible Projects for such fiscal quarter.

(b) ANNUAL REPORTS.
(i) COMPANY FINANCIAL STATEMENTS. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (i) an audited consolidated balance sheet and the related consolidated statements of operations and cash flow of the Company and its Subsidiaries on Form 10-K as at the end of such fiscal year and a report setting forth in comparative form the corresponding figures from the consolidated financial statements of the Company and its Subsidiaries for the prior fiscal year, (ii) a report with respect thereto of PriceWaterhouseCoopers, LLP or other nationally recognized independent certified public accountants acceptable to the Administrative Agent, which report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the consolidated results of its operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which PriceWaterhouseCoopers, LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements) (which report shall be subject to the confidentiality limitations set forth herein); and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the Company or to any officer or employee thereof by such independent certified public accountants in connection with such financial statements. The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Company (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Company, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.
(ii) ANNUAL COMPLIANCE CERTIFICATES. Together with each delivery of any annual report pursuant to clauses (i) of this Section 5.01(b), the Borrower shall deliver a certificate of the Company in the form of Exhibit F attached hereto (the “ANNUAL COMPLIANCE CERTIFICATE”), signed by a Financial Officer of the Company, representing and certifying (1) that the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Company, the Borrower and its Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Annual Compliance Certificate, of any condition or event which constitutes an Event of Default or Default or mandatory prepayment event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the Company and/or the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto; (2) the calculations evidencing compliance with each of the financial covenants set forth in Section 5.05 and Article VI hereof and (3) a schedule of the average occupancy level of all Unencumbered Eligible Projects for such fiscal year.
(c) ACCOUNTANT’S CERTIFICATE. Concurrently with any delivery of financial statements under clause (b) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines).
(d) PROPERTY REPORTS. When requested by the Administrative Agent or the Required Lenders, a rent roll and income statement with respect to any Project.
(e) COMMUNITY REINVESTMENT ACT. Promptly following any request therefor, such other information regarding the Loans and the use thereof, Qualified Community Reinvestment Projects and the Company, the Borrower and its Subsidiaries as any Lender may request to determine compliance by the Projects with the Community Reinvestment Act or other applicable federal or state law; provided that the Borrower shall have no obligation hereunder to deliver any such information to any Lender more than one time in any calendar quarter.
(f) THIRD PARTY DUE DILIGENCE REPORTS. Promptly upon the Administrative Agent’s request thereof, copies of all due diligence and periodic monitoring reports, if any, submitted to or performed with respect to any Project, the Company, the Borrower or their Subsidiaries by a third party, which are reasonably requested by the Administrative Agent.
(g) PATRIOT ACT INFORMATION. From time to time and promptly upon each request, information identifying the Borrower and any Guarantor as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) as amended, and regulations promulgated in connection therewith).

(h) ADDITIONAL INFORMATION. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company, the Borrower or any Subsidiary of the Company or the Borrower, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; including, without limitation, insurance certificates demonstrating the Borrower’s compliance with Section 5.05 hereof.
SECTION 5.02. NOTICES OF MATERIAL EVENTS.
(a) The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(i) the occurrence of any Default or Event of Default;
(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company, the Borrower or any of their Subsidiaries in an aggregate amount exceeding $250,000; and
(iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a certificate of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
(b) The Borrower shall deliver to the Administrative Agent and the Lenders written notice of each of the following not less than ten (10) Business Days prior to the occurrence thereof: (i) a sale, transfer or other disposition of assets by any of the Consolidated Businesses, in a single transaction or series of related transactions, for consideration in excess of an amount equal to 10% of the Total Value, (ii) an acquisition of assets by any one or more Consolidated Business, in a single transaction or series of related transactions, for consideration in excess of 10% of the Total Value, and (iii) the grant of a Lien by any one or more Consolidated Business with respect to assets, in a single transaction or series of related transactions, in connection with Indebtedness aggregating an amount in excess of 10% of the Total Value. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and its Financial Officer certifying that Borrower and the Guarantors are in compliance with this Agreement and the other Loan Documents both on a historical basis and on a pro forma basis, exclusive of the property sold, transferred and/or encumbered and inclusive of the property to be acquired or the indebtedness to be incurred, together with calculations, in the form of Schedule B to Exhibit F attached hereto, evidencing compliance with each of the financial covenants set forth in Article VI hereof.

To the extent such proposed transaction, after giving effect to the prepayment required to be made pursuant to Section 2.09(c), would result in a failure to comply with the financial covenants set forth herein, the Borrower shall prepay outstanding Loans in such amount, as determined by the Administrative Agent, as may be required to reduce the Obligations so that the Borrower will be in compliance with the covenants set forth herein upon the consummation of the contemplated transaction.
SECTION 5.03. EXISTENCE, CONDUCT OF BUSINESS. The Company and the Borrower will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of their respective businesses.
SECTION 5.04. PAYMENT OF OBLIGATIONS. The Borrower and the Company will, and will cause each of their Subsidiaries to, pay its obligations, and liabilities, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. MAINTENANCE OF PROPERTIES, INSURANCE, MANAGEMENT.
(a) The Borrower and the Company will, and will cause each of their Subsidiaries to, (i) keep and maintain all Property useful and necessary to the conduct of their respective businesses in good working order and condition, ordinary wear and tear excepted, (ii) from time to time make or cause to be made all necessary repairs, renovations or replacements of all Property useful and necessary to the conduct of their respective businesses, and (iii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are described in Section 3.13 or substantially similar policies and programs as are acceptable to the Administrative Agent.
(b) The Borrower and its wholly-owned Subsidiaries, individually or collectively, shall at all times manage Projects constituting the greater of (i) 80% of Total Value or (ii) 80% of the total number of apartment units comprising all Projects.
SECTION 5.06. BOOKS AND RECORDS, INSPECTION RIGHT. The Borrower and the Company will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower and the Company will, and will cause each of their Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.07. COMPLIANCE WITH LAWS. The Borrower and the Company will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08. USE OF PROCEEDS AND LETTERS OF CREDIT. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, T, U and X. The Borrower shall use the proceeds of the Loans only for refinancing of existing Indebtedness, working capital needs and general corporate purposes.

SECTION 5.09. COMPANY STATUS. The Company shall at all times (a) remain a publicly traded company listed on the New York Stock Exchange or another national securities exchange, (b) maintain its status as a “real estate investment trust” under Sections 856-860 of the Code and (c) retain direct or indirect management and control of the Borrower.
SECTION 5.10. OWNERSHIP OF PROJECTS AND PROPERTY: UNENCUMBERED ASSETS. The ownership of substantially all wholly owned Projects and other Property of the Consolidated Businesses shall be held by the Borrower and its Subsidiaries and shall not be held directly by the Company.
SECTION 5.11. SHAREHOLDER COMMUNICATION, FILINGS, ETC. Promptly upon the mailing or filing thereof, the Borrower shall deliver to the Administrative Agent and the Lenders copies of all financial statements, reports and proxy statements mailed to the Company’s shareholders, and copies of all of the Company’s final registration statements and other final documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.
SECTION 5.12. FURTHER ASSURANCES. The Borrower and the Company agree upon demand of the Administrative Agent to do any act or execute any additional documents as may be reasonably required by the Administrative Agent to exercise or enforce its rights under this Agreement, the Notes or the other Loan Documents and to realize thereon. This covenant shall survive the termination of this Agreement until payment in full of all amounts due hereunder or under the Notes and the other Loan Documents, provided that the covenant shall be reinstated if any payment of all amounts due hereunder or under the Notes and the other Loan Documents is required to be returned to the payor or any other party under any applicable bankruptcy law.
SECTION 5.13. NEW GUARANTORS.
(a) REQUIREMENTS TO BECOME A GUARANTOR. The Borrower shall cause any Subsidiary of the Company or the Borrower that is not already a Guarantor (a “NEW GUARANTOR”) that owns an Eligible Project that the Borrower would like to include as an Unencumbered Eligible Project hereunder to execute and deliver to the Administrative Agent an Accession Agreement to the Guaranty as a condition to including such Eligible Project as an Unencumbered Eligible Project in accordance with the terms hereof.
(b) DELIVERIES WITH RESPECT TO NEW GUARANTORS. No later than 45 days following the last day of each fiscal quarter of the Company during which any New Guarantor has executed and delivered an Accession Agreement, the Borrower shall deliver to the Administrative Agent each of the items required under Sections 4.01(b) (which opinion may be delivered by in-house counsel) and (c) with respect to any entity that was a Guarantor on the Effective Date (without giving effect to Section 5.14 hereof).
(c) RELEASE OF GUARANTORS. The Borrower may request in writing that the Administrative Agent release a Guarantor, other than the Company, if (i) upon its release as a Guarantor, such entity will no longer own an Unencumbered Eligible Project and (ii) no Event of Default shall then be in existence or would occur as a result of such release. Together with any such request, the Borrower shall deliver to the Administrative Agent a certificate signed by the chief financial officer of the Company certifying that the conditions set forth in immediately preceding clauses (i) and (ii) will be true and correct upon the release of such Guarantor. No later than 10 Business Days following the Administrative Agent’s receipt of such written request and the related certificate, and so long as the conditions set forth in immediately preceding clauses (i) and (ii) will be true and correct, the release shall be effective and the Administrative Agent shall execute and deliver, at the sole cost and expense of the Borrower, such documents as Borrower may reasonably request to evidence such release.
SECTION 5.14. POST-CLOSING OBLIGATIONS. The Borrower shall deliver to the Administrative Agent the following, each in form and substance reasonably satisfactory to the Administrative Agent and within thirty days following the Effective Date:
(a) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Nixon Peabody LLP, counsel for the Guarantors, substantially in the form delivered on the Effective Date, and covering such other matters relating to the Guarantors (other than the Company) as shall be reasonably requested by the Administrative Agent; and

(b) The Administrative Agent shall have received a certificate of each of Guarantor (other than the Company) signed by an authorized officer of such Person as of the date hereof certifying as to the following:
(i) A true and accurate copy or recitation of actions taken by such Person to authorize the execution, delivery and performance of this Agreement and the other Loan Documents;
(ii) The incumbency, names and signatures of the officers of such Person authorized to execute and deliver this Agreement and the other the Loan Documents;
(iii) True and accurate copies of the articles or incorporation, certificate of limited partnership, certificate of formation, or comparable organizational document, as applicable, and the bylaws, partnership agreement or operating agreement, as applicable, of such Person with all amendments thereto; and
(iv) A certificate of good standing or certificate of similar meaning with respect to each such Person issued as of a recent date by the Secretary of State of the state of formation of each such Person.
ARTICLE VI — NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower and the Company covenant and agree with the Administrative Agent and the Lenders that:
SECTION 6.01. INDEBTEDNESS AND OTHER FINANCIAL COVENANTS.
(a) Indebtedness and Other Financial Covenants. The Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except that the Borrower and/or its Subsidiaries may create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness to the extent that (i) Total Outstanding Indebtedness would not exceed 62.5% of Total Value, (ii) Secured Indebtedness of the Consolidated Businesses would not exceed 60% of Total Value, (iii) Recourse Secured Indebtedness would not exceed 35% of Total Value, or (iv) Adjusted Recourse Secured Indebtedness would not exceed 12.5% of Total Value. Notwithstanding anything to the contrary herein contained, in no event shall (x) the aggregate amount of completion guarantees with respect to Projects at any time exceed 15% of Total Value and (y) the aggregate amount of Low Income Housing Credit Program Guarantees at any time exceed $11 million.
(b) Minimum Equity Value. The Equity Value shall at no time be less than $1,250,000,000, plus an amount equal to 85% of all Net Offering Proceeds of all Equity Issuances effected by the Company or any Subsidiary of the Company (including without limitation, the Borrower) after June 30, 2009 (other than Equity Issuances to the Company or any Subsidiary of the Company).
(c) Minimum Consolidated Interest Coverage Ratio. As of the first day of each calendar quarter for the immediately preceding four consecutive calendar quarters, the ratio of Adjusted EBITDA to Total Interest Expense for such period shall not be less than 2.0 to 1.0.

(d) Minimum Unsecured Interest Coverage Ratio. As of the first day of each calendar quarter for the immediately preceding four consecutive calendar quarters, the ratio of the sum of Adjusted Unencumbered NOI of all Unencumbered Eligible Projects to Unsecured Interest Expense shall not be less than 1.75 to 1.0.
(e) Total Unencumbered Value. At no time shall (i) the Unsecured Indebtedness of the Consolidated Businesses be greater than 60% of the Total Unencumbered Value; provided, however, that if the Total Outstanding Indebtedness exceeds 55.0% of the Total Value, then the Unsecured Indebtedness of the Consolidated Businesses shall not be greater than 50% of the Total Unencumbered Value, (ii) the Total Unencumbered Value be less than $300,000,000 or (iii) the Unencumbered Eligible Projects consist of less than fifteen (15) Eligible Projects. At no time shall the sum of items (i) and (ii) set forth in the definition of Total Unencumbered Value be less than $270,000,000.
(f) Minimum Fixed Charge Coverage Ratio. As of the first day of each calendar quarter for the immediately preceding four consecutive calendar quarters, the ratio of Adjusted EBITDA to Fixed Charges shall not be less than 1.6 to 1.0.
(g) Maximum Availability. The Revolving Credit Exposure shall not at any time exceed the Maximum Availability. If at any time the Revolving Credit Exposure exceeds the Maximum Availability, the Borrower shall immediately prepay a portion of the Loan in an amount equal to such excess as provided for in Section 2.09(d).
(h) Minimum Occupancy Level for Unencumbered Eligible Projects. As of the first day of each calendar quarter for the immediately preceding four consecutive calendar quarters, the weighted average economic occupancy for Unencumbered Eligible Projects shall not be less than 80%.
SECTION 6.02. LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a) Permitted Encumbrances; and
(b) Liens securing permitted Secured Indebtedness, provided that a maximum Secured Indebtedness in an amount equal to not more than 20% of Total Value may be secured by any one Project or several cross-collateralized Projects.
SECTION 6.03. FUNDAMENTAL CHANGE.
(a) The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Person may merge into the Borrower or any of Subsidiary of the Borrower in a transaction in which the Borrower or such Subsidiary is the surviving entity, so long as the Borrower shall have delivered to the Administrative Agent at least thirty (30) days prior to such merger a certificate signed by the Borrower’s and Company’s respective Financial Officers, certifying, and providing reasonably detailed calculations to evidence, on a pro forma basis, compliance by the Borrower and the Company with the financial covenants contained in Section 6.01 after giving effect to such merger (ii) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity, and (iii) any Subsidiary of the Borrower may merge into any other Subsidiary of the Borrower.
(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITION. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary of the Borrower prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(a) Permitted Investments;
(b) investments in Real Property;
(c) investments (including loans) in the Borrower’s wholly-owned Subsidiaries and in other partnerships, joint ventures, corporations, limited liability companies or other entities whose principal purpose is to acquire Real Property to develop or to acquire, own and operate multi-family properties;
(d) investments in notes secured by mortgages on any Real Property of any Person;
(e) investments in Real Property under development or construction; and
(f) investments in equity securities issued by a REIT that primarily owns multi-family properties.
Notwithstanding the foregoing, the investments set forth above shall be limited in the following manner (i) the aggregate amount of investments in land and/or Real Property under development or construction shall not exceed 10% of Total Value; (ii) the aggregate amount of investments in partnerships, joint ventures, corporations, limited liability companies or other entities which are not wholly-owned by the Borrower or its Subsidiaries shall not exceed 10% of Total Value; (iii) the aggregate amount of investments by the Borrower and its Subsidiaries in Properties which are not residential in nature shall not exceed 5% of Total Value; and (iv) the aggregate amount of investments in equity securities issued by REITs that primarily own multifamily properties shall not exceed 10% of Total Value.
SECTION 6.05. HEDGING AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary of the Borrower is exposed in the conduct of its business or the management of its liabilities.
SECTION 6.06. TRANSACTIONS WITH AFFILIATES. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than 5% of any class of Equity Interests of the Company or the Borrower, or with any Affiliate of the Borrower or the Company which is not its Subsidiary, on terms that are determined by the Board of Directors of the Company to be less favorable to the Company, the Borrower or any of their Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate. Nothing contained in this Section 6.06 shall prohibit (a) increases in compensation and benefits for officers and employees of the Company, the Borrower or any of their Subsidiaries which are customary in the industry or consistent with the past business practice of the Company, the Borrower or such Subsidiary, provided that no Event of Default or Default has occurred and is continuing; (b) payment of customary partners’ indemnities in accordance with the terms of the partnership agreement of the Borrower as in effect on the date hereof; or (c) performance of any obligations arising under the Loan Documents.
SECTION 6.07. RESTRICTION ON FUNDAMENTAL CHANGE. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower’s or any such Subsidiary’s business or Property, whether now or hereafter acquired, except to the extent permitted pursuant to Section 6.03.

SECTION 6.08. MARGIN REGULATIONS: SECURITIES LAWS. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.
SECTION 6.09. RESTRICTED PAYMENTS. Neither the Company nor the Borrower shall, and shall not permit any of their respective Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Company, the Borrower and their respective Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:
(a) the Borrower may pay cash dividends to the QRS Subsidiary and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the QRS Subsidiary and the Company to distribute, and the QRS Subsidiary and the Company may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (i) the amount required to be distributed for the Company to remain in compliance with Section 3.14 or (ii) 95.0% of Funds From Operation;
(b) the Borrower may pay cash dividends to the QRS Subsidiary and other holders of partnership interests in the Borrower to the extent necessary to permit the QRS Subsidiary and the Company to make, and the QRS Subsidiary and the Company may make, cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;
(c) the Company, the Borrower or any Subsidiary of the Company or the Borrower may acquire the Equity Interests of a Subsidiary that is not a wholly owned Subsidiary to the extent otherwise permitted herein;
(d) a Subsidiary that is not a wholly owned Subsidiary may make cash distributions to holders of Equity Interests issued by such Subsidiary;
(e) Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary;
(f) the Borrower may redeem or repurchase its exchangeable senior notes issued under that certain Indenture Agreement dated as of October 24, 2006, as in effect on the date hereof;
(g) the Company may acquire limited partnership interests in the Borrower in exchange for cash or common stock of the Company; and
(h) the Company or the Borrower may make open market purchases of the issued and outstanding common stock of the Company or the limited partnership interests in the Borrower (and the Borrower may make distributions to the Company for the purpose of making the purchases permitted by this clause).
Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Borrower may only declare and make cash distributions to the QRS Subsidiary and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the QRS Subsidiary and the Company to distribute, and the QRS Subsidiary and the Company may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Company to remain in compliance with Section 3.14. If a Default or Event of Default specified in Article VII clauses (a), (b), (h) or (i) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Article VII, neither the Company nor the Borrower shall, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower.

SECTION 6.10. NEGATIVE COVENANTS OF THE COMPANY AND THE QRS SUBSIDIARY.
(a) The Company will not acquire any assets of any nature whatsoever, other than (i) additional partnership units, directly or indirectly, in the Borrower and (ii) its interest in Home Properties I, LLC, Home Properties II, LLC and Home Properties Florida Management, Inc. The QRS Subsidiary will not acquire any assets of any nature whatsoever, other than its limited partnership interests in the Borrower. Home Properties I, LLC will not acquire any assets of any nature whatsoever, other than its shares of stock in the QRS Subsidiary.
(b) From and after the date hereof, the Company will not incur any Indebtedness or any other obligations or liabilities or any Liens on its assets or any part thereof except (i) as the general partner of the Borrower in connection with trade payables incurred in the ordinary course of business, (ii) Indebtedness, the net proceeds of which are contributed to the QRS Subsidiary or the Borrower, as the case may be, simultaneously with the incurrence thereof by the Company, (iii) Guaranties of Indebtedness of any Affiliate of the Company incurred in the ordinary course of such Affiliate’s business and (iv) the obligation to pay dividends when and if declared by the Company. From and after the date hereof, the QRS Subsidiary will not incur any Indebtedness or any other obligations or liabilities or any Liens on its assets or any part thereof.
(c) From and after the date hereof, (i) the Company will not retain any Net Offering Proceeds, and the same will be contributed by the Company to the Borrower, or if the QRS Subsidiary is a limited partner in the Borrower, to the QRS Subsidiary simultaneously with receipt thereof by the Company and (ii) the QRS Subsidiary will not retain any Net Offering Proceeds so contributed to it by the Company, and the same will be contributed by the QRS Subsidiary to the Borrower simultaneously with receipt thereof by the QRS Subsidiary.
(d) The Company shall not enter into any merger or consolidation, or liquidate, windup or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, any of its business or assets, including its interests in the Borrower or in the QRS Subsidiary. Notwithstanding the foregoing, the Company shall be permitted to merge with another Person so long as the Company is the surviving Person following such merger. The QRS Subsidiary shall not enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, any of its business or assets, including its interests in the Borrower.

ARTICLE VII — EVENTS OF DEFAULT
If any of the following events (“EVENTS OF DEFAULT”) shall occur:
(a) the Borrower or any Guarantor shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of three days after notice;
(b) the Borrower or any Guarantor shall fail to pay any interest on any Loan, any fee or any other Obligation (other than an amount referred to in clause (a) of this Article), when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the Company, Borrower or any of their respective Subsidiaries in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) failure to observe or perform any covenant, condition or agreement contained in Article V or in Article VI;
(e) failure to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 15 days after the earlier of the date upon which (i) notice thereof is given from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) the Financial Officer, chief executive officer or chief operating officer (or any other officer of having similar executive management duties) of the Company or the Borrower obtains knowledge of such failure;
(f) the Company, the Borrower or any Subsidiary of the Company or the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness unless prohibited by this Agreement;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, the Borrower or any Subsidiary of the Company or the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Subsidiary of the Company or the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) the Company, the Borrower or any Subsidiary of the Company or the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Subsidiary of the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company, the Borrower or any Subsidiary of the Company or the Borrower shall become unable, admit in writing or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Company, the Borrower, any Subsidiary of the Company or the Borrower or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company, the Borrower or any Subsidiary of the Company or the Borrower to enforce any such judgment;
(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company, the Borrower and their Subsidiaries in an aggregate amount exceeding $250,000;
(m) a Change in Control shall occur;
(n) an event shall occur which has a Material Adverse Effect;
(o) the Company shall fail to (i) maintain its status as a REIT for federal income tax purposes, or (ii) continue as a general partner of the Borrower, or (iii) comply with all requirements of law applicable to it and its businesses and Properties, in the case of this clause (iii) where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect, or (iv) remain listed on the New York Stock Exchange, or (v) file all tax returns and reports required to be filed by it with any Governmental Authority as and when required to be filed or to pay any taxes, assessments, fees or other governmental charges upon it or its Property, assets, receipts, sales, use, payroll, employment, licenses, income, or franchises which are shown in such returns, reports or similar statements to be due and payable as and when due and payable, except for taxes, assessments, fees and other governmental charges (A) that are being contested by the Company in good faith by an appropriate proceeding diligently pursued, (B) for which adequate reserves have been made on its books and records, and (C) the amounts the nonpayment of which would not, individually or in the aggregate, result in a Material Adverse Effect;
(p) the Company shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) the Company is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or investment in any Person not otherwise permitted under the terms of this Agreement. The Borrower shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) the Borrower is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement; or
(q) the Guaranty or any other Loan Document shall at any time and for any reason other than pursuant to the terms thereof, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Company or its Subsidiaries party thereto or the Company or its Subsidiaries party thereto shall deny it has any further liability or obligation thereunder, then, and in every such event (other than an event with respect to the Borrower or the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans and all other Obligations then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Obligations so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and in case of any event with respect to the Borrower or the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the Obligations then outstanding shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition, following the occurrence and during the continuation of an Event of Default, the Administrative Agent shall at the request of the Required Lenders exercise any and all other remedies which may be available under the Loan Documents or applicable law.

ARTICLE VIII — THE ADMINISTRATIVE AGENT
Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company, the Borrower or any Subsidiary of the Company or the Borrower or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, the Borrower or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default except with respect to defaults in the payment of principal and interest required to be paid to the Administrative Agent for the account of Lenders unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement by a Person other than the Administrative Agent, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith by a Person other than the Administrative Agent, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein by a Person other than the Administrative Agent, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York State, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX — MISCELLANEOUS
SECTION 9.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, return receipt requested, or sent by telecopy, as follows:
(a) if to the Borrower, to it at 850 Clinton Square, Rochester, New York 14604, Attn: David P. Gardner (Telecopy No. 585-546-5433), with a copy to the Borrower at the same address, Attention: Gerald B. Korn (Telecopy No. 585-232-3147);
(b) if to the Administrative Agent, to Manufacturers and Traders Trust Company, 255 East Avenue, Rochester, New York 14604, Attn: Ms. Lisa Plescia, Vice President, (Telecopy No. 585-546-5363) with a copy to Manufacturers and Traders Trust Company, Debt Capital Markets Group, 25 S. Charles St., 12th Floor, Baltimore, Maryland 21201, Attn: Hugh Giorgio, Managing Director (Telecopy No. 410-244-4477);
(c) if to the Issuing Bank, to Manufacturers and Traders Trust Company, 255 East Avenue, Rochester, New York 14604, Attn: Ms. Lisa Plescia, Vice President; (Telecopy No. 585-546-5363) with a copy to Manufacturers and Traders Trust Company, Debt Capital Markets Group, 25 S. Charles St., 12th Floor, Baltimore, Maryland 21201, Attn: Hugh Giorgio, Managing Director (Telecopy No. 410-244-4477); and
(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. For purposes of the delivery requirements set forth in Article V hereof, to the extent the Borrower delivers financial statements and other information to the Administrative Agent and the Administrative Agent delivers or otherwise makes such information available to the other Lenders, the Borrower shall be deemed to be in compliance with the applicable covenants set forth therein.

SECTION 9.02. WAIVERS, AMENDMENTS.
(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the prior written consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender or, except as is otherwise set forth in this Agreement, increase the aggregate amount of the Lenders’ Commitments without the written consent of all Lenders, (ii) change the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (except as expressly set forth in the definition of Maturity Date), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any Equity Interests or any other material collateral that may now or hereafter secure amounts owing under this Agreement, (vi) release any Guarantor from its obligations under the Guaranty (except in accordance with Section 5.13(c) hereof) or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.
SECTION 9.03. EXPENSES; INDEMNITY, DAMAGE WAIVER.
(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside and in-house counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, and the other Loan Documents including, without limitation, the Note, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower hereby indemnifies the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “INDEMNITEE”) against, and holds each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or under any other Loan Document or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses to the extent arising from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final, non-appealable judgment.
(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
SECTION 9.04. SUCCESSORS AND ASSIGNS.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be an integral multiple of $1,000,000 and shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the State of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “REGISTER”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “PARTICIPANT”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.
(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 2.19 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. COUNTERPARTS, INTEGRATION, EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, with the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final (other than those accounts in which the Borrower is holding such monies solely as custodian or agent or in trust, such as tenant security deposit accounts)) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. GOVERNING LAW, JURISDICTION, CONSENT TO SERVICE OF PROCESS.
(a) This Agreement and all the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.
(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in Monroe County and of the United States District Court of the Western District of New York, and any appellate court from any thereof, or such other jurisdiction or venue as the Required Lenders may determine, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, or in such other jurisdiction or venue as the Required Lenders may so determine. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. CONFIDENTIALITY. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation, together with all fees, charges and other amounts which are treated as interest on such Loan or Obligation under applicable law (collectively the “CHARGES”), shall exceed the maximum lawful rate (the “MAXIMUM RATE”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or Obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14. PATRIOT ACT. The Lenders and the Administrative Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with such Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOME PROPERTIES, L.P.

By:	/s/ David P. Gardner
Name: David P. Gardner
Title: Executive Vice President and
Chief Financial Officer

HOME PROPERTIES, INC.

By:	/s/ David P. Gardner
Name: David P. Gardner
Title: Executive Vice President and
Chief Financial Officer

[Signature Page to Credit Agreement with Home Properties, L.P.]

MANUFACTURERS AND TRADERS TRUST COMPANY, individually, and as Administrative Agent
By:	/s/ Lisa A. Plescia
	Name:	Lisa A. Plescia
	Title:	Vice President

[Signature Page to Credit Agreement with Home Properties, L.P.]

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Bruce A. Ostrom
	Name:	Bruce A. Ostrom
	Title:	Vice President

[Signature Page to Credit Agreement with Home Properties, L.P.]

RBS CITIZENS, N.A., d/b/a Charter One
By:	/s/ Dominic Blea
	Name:	Dominic Blea
	Title:	Assistant Vice President

[Signature Page to Credit Agreement with Home Properties, L.P.]

BANK OF MONTREAL
By:	/s/Aaron Lanski
Name: Aaron Lanski
	Title:	Vice President

[Signature Page to Credit Agreement with Home Properties, L.P.]

CHEVY CHASE BANK, a division of Capital One, N.A.
By:	/s/ Michael Antonelli
	Name:	Michael Antonelli
	Title:	Assistant Vice President

[Signature Page to Credit Agreement with Home Properties, L.P.]

PNC BANK NATIONAL ASSOC IATION
By:	/s/ Gregory J. Fedorko
	Name:	Gregory J. Fedorko
	Title:	Vice President

[Signature Page to Credit Agreement with Home Properties, L.P.]

FIRST NIAGARA BANK
By:	/s/ John M. Berry
	Name:	John M. Berry
	Title:	Vice President

[Signature Page to Credit Agreement with Home Properties, L.P.]

JPMORGAN CHASE BANK N.A.
By:	/s/ Robert F. Ryan
	Name:	Robert F. Ryan
	Title:	Senior Vice President

[Signature Page to Credit Agreement with Home Properties, L.P.]

TRISTATE CAPITAL BANK
By:	/s/ Timothy A. Merriman
	Name:	Timothy A. Merriman
	Title:	Senior Vice President

Schedule 2.01
Schedule of Lenders and Commitments

Lender	Commitment

Manufacturers and Traders Trust Company	$41,000,000
U.S. Bank National Association	$27,000,000
RBS Citizens, N.A., d/b/a/ Charter One	$20,000,000
Bank of Montreal	$20,000,000
Chevy Chase Bank, a division of Capital One, N.A.	$20,000,000

PNC Bank National Association	$17,000,000
First Niagara Bank	$10,000,000
JPMorgan Chase Bank N.A.	$10,000,000
Tristate Capital Bank	$10,000,000

Total:	$175,000,000

Schedule 2.04

	Existing Letters of Credit
Letter of Credit #	Amount	Expire Date

905791	$630,000	2/3/2010
908698	$1,450,000	1/6/2010
909819	$351,334	12/11/2009
908669	$400,200	12/27/2009
908670	$571,518	12/27/2009
908634	$685,400	1/22/2010
910097	$80,844	3/6/2010
907512	$921,700	3/7/2010
905789	$508,920	4/6/2010
910168	$75,750	4/22/2010
908947	$550,000	3/29/2010
911004	$188,300	4/22/2010
909815	$87,500	6/14/2010
909283	$48,990	6/29/2010
908035	$100,000	7/13/2010
910378	$497,470	9/30/2010
909740	$348,558	11/10/2010

Schedule 3.02
HOME PROPERTIES, INC. (“HME”)

Home Properties, I, LLC (“HPI”)	Home Properties II, LLC (“HPII”)
Owned 100% by HME	Owned 100% by HME

Home Properties Trust	Individual OP Unitholders
Owned 100% by HME	“UPREIT Units”

HOME PROPERTIES, L.P.

Home Properties Resident Services, Inc.
Affiliated Entities
(Schedule A Attached)
Note: See Schedule B attached
For a description of certain entities

SCHEDULE A
LIST OF AFFILIATED ENTITIES

State(s) of
	State of Formation	Qualification	Ownership interests*

Limited Liability Companies:
Arsenal Street Fee Holding, LLC	NY
Arsenal Street Leasehold Holding, LLC	NY
Barrington Gardens, LLC	NJ
Century Investors, LLC	NY
The Colony of Home Properties, LLC	NY	IL
Curren Terrace, L.L.C.	NY	PA
Hackensack Gardens Apartments, L.L.C.	NJ
Hampton Lakes Associates, LLC	FL
Hampton Lakes II Associates, LLC	FL
Hampton Place Joint Venture, LLC	FL
Home Properties 1200 East West, LLC	MD
Home Properties Apple Hill, LLC	NY	CT
Home Properties Bari Manor, LLC	NY
Home Properties Bayview Colonial, LLC	NY
Home Properties Beverly, LLC	MA
Home Properties Blackhawk, LLC	NY	IL
Home Properties Bonnie Ridge LLC	MD
Home Properties Braddock Lee, LLC	NY	VA
Home Properties Broadlawn, LLC	NY	PA
Home Properties Brooke, LLC	NY	PA
Home Properties Cambridge Village, LLC	NY
Home Properties Canterbury No. 1, LLC	MD
Home Properties Canterbury No. 2, LLC	MD
Home Properties Canterbury No. 3, LLC	MD
Home Properties Canterbury No. 4, LLC	MD
Home Properties Castle Club, LLC	NY	PA
Home Properties Channel Townhomes, LLC	MD
Home Properties Chatham Hill, LLC	NY	NJ
Home Properties Cider Mill, LLC	MD
Home Properties Cinnamon Run I, LLC	MD
Home Properties Cinnamon Run II, LLC	MD
Home Properties Cobblestone, LLC	VA
Home Properties Colonies, LLC	NY	IL
Home Properties Country Village LLC	MD
Home Properties Courtyard Village, LLC	NY	IL
Home Properties Cove Townhomes, LLC	MD
Home Properties Cypress Place, LLC	NY	IL
Home Properties of Devon, LLC	NY	PA
Home Properties Elmwood Terrace, LLC	MD
Home Properties Falcon Crest Townhouses, LLC	MD
Home Properties Falkland Chase, LLC	DE	MD

State(s) of
	State of Formation	Qualification	Ownership interests*

Home Properties Fox Hall 1, LLC	MD
Home Properties Fox Hall 2, LLC	MD
Home Properties Fox Hall 3, LLC	MD
Home Properties Fox Hall 4, LLC	MD
Home Properties Fox Hall 5, LLC	MD
Home Properties Gardencrest, LLC	NY	MA
Home Properties Golf Club, LLC	NY	PA
Home Properties Hauppauge, LLC	NY
Home Properties Hawthorne, LLC	NY
Home Properties Heights MA, LLC	NY	MA
Home Properties Heritage Square, LLC	NY
Home Properties Heritage Woods, LLC	MD
Home Properties Highland House, LLC	NY	MA
Home Properties Holiday Square, LLC	NY
Home Properties Hudson View, LLC	NY
Home Properties Huntington Metro, LLC	VA
Home Properties Lake Grove, LLC	NY
Home Properties Lakeshore, LLC	NY
Home Properties Lakeview, LLC	NY	NJ
Home Properties Liberty Commons, LLC	NY	ME
Home Properties Liberty Place, LLC	NY	MA
Home Properties Lighthouse Townhomes, LLC	MD
Home Properties Manor, LLC	NY	MD
Home Properties Mansion House, LLC	NY	PA
Home Properties Marshfield, LLC	NY	MA
Home Properties Maryland, LLC	MD		33.33%-Home Properties Morningside Heights, LLC 33.33%-Home Properties Morningside North, LLC 33.33%-Home Properties Morningside Six, LLC
Home Properties Maryland II, LLC	MD
Home Properties Maryland III, LLC	MD
Home Properties Maryland IV, LLC	MD
Home Properties Maryland V, LLC	MD
Home Properties Maryland VI, LLC	MD
Home Properties Maryland VII, LLC	MD
Home Properties Maryland VIII, LLC	MD
Home Properties Maryland IX, LLC	MD
Home Properties Maryland XI, LLC	MD
Home Properties Maryland XII, LLC	MD
Home Properties Maryland XIII, LLC	MD
Home Properties Maryland XIV, LLC	MD		27%-Home Properties Fox Hall 1, LLC 31%-Home Properties Fox Hall 2, LLC 22%-Home Properties Fox Hall 3, LLC 10%-Home Properties Fox Hall 4, LLC 10% Home Properties Fox Hall 5, LLC
Home Properties Maryland XV, LLC	MD		72%-Home Properties Peppertree Farm I, LLC 28%-Home Properties Peppertree Farm II, LLC
Home Properties Maryland XVI, LLC	MD		56%-Home Properties Cinnamon Run I, LLC 34%-Home Properties Peppertree Farm III, LLC 10%-Home Properties Cinnamon Run II, LLC
Home Properties Maryland XVII, LLC	MD
Home Properties Maryland XVIII, LLC	MD
Home Properties Maryland XIX, LLC	MD
Home Properties Maryland XX, LLC	MD

State(s) of
	State of Formation	Qualification	Ownership interests*

Home Properties Maryland XXI, LLC	MD
Home Properties Meadows MA, LLC	NY	MA
Home Properties Mid-Island, LLC	NY
Home Properties Morningside Heights LLC	MD
Home Properties Morningside North, LLC	MD
Home Properties Morningside Six, LLC	MD
Home Properties Mount Vernon, LLC	VA
Home Properties Muncy, LLC	NY
Home Properties North Plainfield, LLC	NY	NJ
Home Properties Orleans Village, LLC	NY	VA
Home Properties Owings Run 1, LLC	MD
Home Properties Owings Run 2, LLC	MD
Home Properties Patricia Gardens, LLC	NY
Home Properties Peppertree Farm I, LLC	MD
Home Properties Peppertree Farm II, LLC	MD
Home Properties Peppertree Farm III, LLC	MD
Home Properties Pleasure Bay, LLC	NY	NJ
Home Properties Racquet Club East, LLC	NY	PA
Home Properties Ridgeview Chase, LLC	MD
Home Properties Ripley Street LLC	MD
Home Properties Saddle Brooke, LLC	MD
Home Properties Sandalwood, LLC	NY	MD
Home Properties Sayville, LLC	NY
Home Properties Selford Townhouses, LLC	MD
Home Properties Seminary Hills, LLC	VA
Home Properties Seminary Towers, LLC	VA
Home Properties Sherry Lake, LLC	NY	PA
Home Properties Sherwood, LLC	NY
Home Properties Sherwood Gardens, LLC	NY	PA
Home Properties South Bay Manor LLC	NY
Home Properties Southern Meadows, LLC	NY
Home Properties Sparta Green, LLC	NY
Home Properties Stoughton, LLC	NY	MA
Home Properties Stratford Greens, LLC	NY
Home Properties Sunset Gardens, LLC	NY
Home Properties Sycamores, LLC	NY	VA
Home Properties Tamarron, LLC	MD
Home Properties Timbercroft I, LLC	MD		99%-HPLP 1%-Ann McCormick
Home Properties Timbercroft III, LLC	MD		99%-HPLP 1%-Ann McCormick
Home Properties Topfield, LLC	MD
Home Properties Trexler Park, LLC	NY	PA
Home Properties Trexler Park West, LLC	NY	PA
Home Properties Village Square, LLC	MD
Home Properties Virginia Village, LLC	VA
Home Properties Wayne Village, LLC	NY	NJ
Home Properties Wellington Trace Apartments, LLC	MD
Home Properties Westchester West, LLC	MD
Home Properties Westwood Village, LLC	NY
Home Properties William Henry, LLC	NY	PA
Home Properties William Henry II, LLC	NY	PA

State(s) of
	State of Formation	Qualification	Ownership interests*

Home Properties William Henry III, LLC	NY	PA
Home Properties Windsor, LLC	NY	NJ
Home Properties Woodleaf, LLC	DE	MD	95%-HPLP 5%-Century Investors, LLC
Home Properties WMF I, LLC	NY	VA, ME, NJ, DE, OH
Home Properties Woodholme Manor, LLC	MD
Home Properties Woodmont Village, LLC	NY
Home Properties Yorkshire Village, LLC	NY
Jacob Ford Village, LLC	NJ
Royal Gardens Associates, L.L.C.	NY	NJ

Corporations
Briggs Wedgewood, Inc.	NY	OH	49%-Home Properties Resident Services, Inc. 51%-Affordable Housing Assistance Corp.
Hampton Village Property Owners’ Association, Inc.	FL		33.33%-Hampton Lakes Associates, LLC 33.33%-Hampton Lakes II Associates, LLC 33.33%-Hampton Place Joint Venture, LLC

Partnerships
Briggs Wedgewood Associates, LP	NY	OH	.01%-Briggs Wedgewood, Inc. (GP) 99.9%-Boston Capital limited partners
Home Properties Bittersweet, L.P.	NY	MA	95%-HPLP 5%-Century Investors, LLC
Home Properties Dunfield Townhouses, LLLP	MD		95%-HPLP 5%-Century Investors, LLC
Home Properties Gateway Village Limited Partnership	MD		95%-HPLP 5%-Century Investors, LLC
Monica Place Associates	NY		.5%-HPLP 99.5%-Sojourner Development Corporation
Sherry Lake Associates	NY	PA	99.9%-HPLP .1%-Home Properties Sherry Lake, LLC
Valley Park South Partnership	NY		99.9%-HPLP .1%-Century Investors, LLC

*	100% owned by Home Properties, L.P. unless otherwise indicated

SCHEDULE B

Home Properties, Inc. (HME)	Maryland Corp.

Qualified in: New York, Ohio, Pennsylvania, Virginia, Indiana, Illinois, DC, Massachusetts, Florida, New Jersey

Authorized capital stock of HME consists of 80 million shares of Common Stock, par value $.01 per share, 10 million shares of Preferred Stock, par value $.01 per share and 10 million shares of Excess Stock, par value $.01 per share. As of June 30, 2009 33,040,252 shares of Common Stock and 3,406,226 options to purchase stock under HME’s stock purchase plans were issued and outstanding.

Home Properties, L.P.	New York limited partnership.

Qualified in: Delaware, Maryland Maine, Virginia, Illinois, Indiana, New Jersey, Ohio, Pennsylvania Massachusetts, Florida, Connecticut, DC

1% owned by Home Properties, Inc.; approximately 71.9% owned as of June 30, 2009 by Home Properties Trust

Home Properties Trust	Maryland real estate trust 100% owned by Home Properties I, LLC

Home Properties I, LLC	New York limited liability company 100% owned by HME

Home Properties II, LLC	New York limited liability Company 100% owned by HME

Home Properties Resident Services, Inc.	Maryland corporation owned 100% by Home Properties, L.P.

Home Properties Florida Management, Inc.	Florida corporation owned 100% by Home Properties, Inc.

Schedule 3.04
Home Properties, Inc.
Debt Summary Schedule — Contractual Terms and Balances
As Of: July 31, 2009

						MATURITY
PROPERTY		LOCATION	LENDER	RATE	BALANCE	DATE

FIXED RATE LOANS
Blackhawk		Elgin, IL	M&T Realty - Freddie Mac	5.060	12,588,467	12(01/09
Braddock Lee		Alexandria, VA	Prudential - Fannie Mae	4.575	20,211,640	01/01/10
Elmwood Terrace		Frederick, MD	Centerline - Fannie Mae	5.300	20,013,421	01/01/10
Hill Brook Apts		Bensalem, PA	M&T Realty - Freddie Mac	5.210	10,626,620	01/01/10
Lakeview		Leonia, NJ	Prudential - Fannie Mae	4.575	8,223,919	01/01/10
Pleasure Bay		Long Branch, NJ	Prudential - Fannie Mae	4.575	14,297,095	01/01/10
Windsor Realty		Wood-Ridge, NJ	Prudential - Fannie Mae	4.575	4,426,916	01/01/10
Multi-Property		Various	M&T Realty - Freddie Mac	7.575	45,400,000	05/01/10
East Meadow Apartments - 2nd		Fairfax, VA	M&T Realty - Freddie Mac	5.550	5,968,184	05/01/10
Selford Townhomes - 2nd		Baltimore, MD	M&T Realty - Freddie Mac	5.550	4,562,916	05/01/10
Seminary Hill - 2nd		Alexandria, VA	M&T Realty - Freddie Mac	5.550	10,300,679	05/01/10
South Bay/Woodmont - 2nd		Various	M&T Realty - Freddie Mac	5.550	5,661,616	05/01/10
Tamarron Apartments - 2nd		Olney, MD	M&T Realty - Freddie Mac	5.550	7,628,595	05/01/10
The Manor (VA) - 2nd		Leesburg, VA	M&T Realty - Freddie Mac	5.550	6,675,267	05/01/10
Cider Mill - 1st	(1)	Montgomery Village, MD	Deutsche Bank BM - Freddie Mac	7.700	37,633,367	10/01/10
Cider Mill - 2nd		Montgomery Village, MD	Deutsche Bank BM - Freddie Mac	5.180	17,311,723	10/01/10
Cider Mill - 3rd		Montgomery Village, MD	Deutsche Bank BM - Freddie Mac	4.810	8,789,298	10/01/10
Home Properties of Devon		Devon, PA	Prudential - Fannie Mae	7.500	28,892,000	10/01/10
The Heights at Marlborough - 1st	(1)	Marlborough, MA	Deutsche Bank BM - Freddie Mac	7.630	20,973,355	10/01/10
The Heights at Marlborough - 2nd		Marlborough, MA	Deutsche Bank BM - Freddie Mac	4.890	5,240,196	10/01/10
Trexler Park		Allentown, PA	Prudential - Fannie Mae	7.600	10,140,000	10/01/10
William Henry		Malvern, PA	NorthMarq - Freddie Mac	5.310	21,432,371	12/01/10
Multi-Property		Various	Prudential - Fannie Mae	7.250	32,978,000	01/01/11
Multi-Property		Various	Prudential - Fannie Mae	6.360	8,141,000	01/01/11
Multi-Property		Various	Prudential - Fannie Mae	6.160	58,881,000	01/01/11
Orleans Village - 1st		Alexandria, VA	Prudential - Fannie Mae	6.815	43,746,000	01/01/11
Orleans Village - 2nd		Alexandria, VA	Prudential - Fannie Mae	5.360	22,248,000	01/01/11
Sherry Lake		Conshohocken, PA	Capmark - Freddie Mac	5.180	18,474,809	01/01/11
Bayview Apartments		Patchogue, NY	M&T Realty - Freddie Mac	4.950	10,971,952	03/01/11
New Orleans/Arbor Crossing		Secane, PA	Prudential - Fannie Mae	4.860	18,297,232	03/01/11
Racquet Club East - 1st		Levittown, PA	Prudential - Fannie Mae	6.875	20,342,826	04/01/11
Racquet Club East - 2nd		Levittown, PA	Prudential - Fannie Mae	5.490	9,975,214	04/01/11
Timbercroft Townhomes 1 - 1st		Owings Mills, MD	Capmark - HUD	8.500	220,485	05/01/11
The Meadows at Marlborough	(1)	Marlborough, MA	Prudential - Fannie Mae	7.050	19,511,074	08/01/11
Lake Grove - 1st		Lake Grove, NY	Prudential - Fannie Mae	6.540	24,760,496	12/01/11
Lake Grove - 2nd		Lake Grove, NY	Prudential - Fannie Mae	5.510	10,697,621	12/01/11
Mount Vernon Square		CO Alexandria, VA	KeyBank RE Cap - Fannie Mae	5.230	86,793,987	01/01/12
Multi-Property Notes Pay		Various	Seller Financing	4.000	249,499	02/01/12
Timbercroft III -1st		Owings Mills, MD	Capmark - HUD	8.000	381,781	02/01/12
Castle Club Apartments		Morrisville, PA	NorthMarq - Freddie Mac	7.080	6,365,097	05/01/12
Gateway Village		Jessup, MD	Prudential - Fannie Mae	6.885	6,564,684	05/01/12
The New Colonies		Steger, IL	Prudential - Fannie Mae	7.110	18,982,340	06/01/12
Woodholme Manor		Baltimore, MD	Prudential - Fannie Mae	7.165	3,540,895	07/01/12
Liberty Place	(1)	Randolph, MA	CW Capital - Fannie Mae	6.790	5,915,567	11/01/12
Hackensack Gardens - lst		Hackensack, NJ	Wash Mutual - Fannie Mae	5.260	4,513,513	03/01/13
Hackensack Gardens - 2nd		Hackensack, NJ	Wash Mutual - Fannie Mae	5.440	4,376,136	03/01/13
Barrington Gardens		Matawan, NJ	Wachovia - Freddie Mac	4.960	11,255,605	04/01/13
Topfield Apartments		Cockeysville, MD	M&T Realty - Fannie Mae	5.300	6,061,965	04/01/13
Canterbury Apartments - 1st		Baltimore, MD	M&T Realty - Fannie Mae	5.020	27,609,804	05/01/13
Canterbury Apartments - 2nd		Baltimore, MD	M&T Realty - Fannie Mae	6.460	16,920,566	05/01/13
Multi-Property		Various	Prudential - Fannie Mae	6.475	100,000,000	08/31/13
Heritage Woods Apts	(1)	BelAir, MD	MMA Realty - Fannie Mae	5.690	4,819,522	09/01/13
Saddle Brook Apts. - 1st	(1)	Cockeysville, MD	Wells Fargo - Fannie Mae	4.870	28,335,534	11/01/13
Saddle Brook Apts. - 2nd	(1)	Cockeysville, MD	Wells Fargo - Fannie Mae	6.120	3,266,066	11/01/13

						MATURITY
PROPERTY		LOCATION	LENDER	RATE	BALANCE	DATE

Falkland Chase		Silver Spring, MD	Centerline - Fannie Mae	5.480	12,530,715	04/01/14
The Apts. At Wellington Trace		Fredericksburg, VA	M&T Realty - Freddie Mac	5.520	24,562,071	04/01/14
Hawthorne Court		Central Islip, NY	Centerline - Fannie Mae	5.270	35,539,476	7/1/2014
Curren Terrace - 1st		Norristown, PA	M&T Realty - Freddie Mac	5.360	13,864,159	10/01/14
Curren Terrace - 2nd		Norristown, PA	M&T Realty - Freddie Mac	5.090	10,023,937	10/01/14
Westchester West - 1st	(1)	Silver Spring, MD	Deutsche Bank - Freddie	5.030	28,511,497	03/01/15
Westchester West - 2nd	(1)	Silver Spring, MD	Deutsche Bank Freddie	5.890	7,799,465	03/01/15
Stratford Greens		Hauppauge, NY	Capital One Bank	5.750	31,806,193	07/01/15
Sayville Commons		Sayville, NY	M&T Realty - Freddie Mac	5.000	40,886,374	08/01/15
Cypress Place Apartments		Elk Grove, IL	Prudential - Fannie Mae	6.555	10,373,783	11/01/15
Golf Club Apartments		West Chester, PA	Prudential - Fannie Mae	6.380	33,470,858	11/01/15
Northwood Apartments		N. Plainfield, NJ	M&T Realty - Freddie Mac	5.500	10,675,000	12/01/15
Cinnamon Run - 1st		Silver Spring, MD	M&T Realty - Freddie Mac	5.250	51,179,071	01/01/16
Cinnamon Run - 2nd		Silver Spring, MD	M&T Realty - Freddie Mac	5.550	5,299,616	01/01/18
Peppertree Farm - 1st		Silver Spring, MD	M&T Realty - Freddie Mac	5.250	78,774,669	01/01/16
Peppertree Farm - 2nd		Silver Spring, MD	M&T Realty - Freddie Mac	5.550	1,927,129	01/01/16
The HamptonsNinings at Hamptons		N. Lauderdale, FL	Prudential - Fannie Mae	5.565	52,136,549	2/1/2018
Devonshire — lst		Hauppauge, NY	Wachovia - Fannie Mae	5.600	38,137,103	04/01/16
Devonshire - 2nd		Hauppauge, NY	Wachovia - Fannie Mae	6.235	8,478,270	04/01/16
Mid-Island		Bay Shore, NY	Prudential - Fannie Mae	5.480	19,847,066	04/01/16
Owings Run 1 & 2		Owings Mills, MD	Prudential - Fannie Mae	5.590	42,941,266	04/01/16
Country Village		Bel Air, MD	Centerline - Fannie Mae	5.520	19,138,781	06/01/16
Fox Hall Apartments		Baltimore, MD	Columbia Nat’l - Freddie Mac	5.610	47,000,000	06/01/17
Mill Towne Village		Owings Mills, MD	Prudential - Fannie Mae	5.990	24,239,000	09/01/17
Royal Gardens Apts.		Piscataway, NJ	M&T Realty - Freddie Mac	5.830	47,000,000	11/01/17
Village Square 1, 2 & 3		Glen Burnie, MD	Prudential - Fannie Mae	5.810	39,285,000	12/01/17
Chatham Hill		Chatham, NJ	M&T Realty - Freddie Mac	5.590	45,000,000	01/01/18
Seminary Towers Apartments		Alexandria, VA	Prudential - Fannie Mae	5.485	53,515,000	07/01/18
Bonnie Ridge — lst		Baltimore, MD	Prudential Life	6.600	12,823,266	12/15/18
Bonnie Ridge -2nd		Baltimore, MD	Prudential Life	6.160	18,267,240	12/15/18
Bonnie Ridge - 3rd		Baltimore, MD	Prudential Life	6.070	25,378,744	12/15/18
Westwood Village		Westbury, NY	M&T Realty - Freddie Mac	5.880	47,886,699	01/01/19
Ridgeview at Wakefield Valley		Westminster, MD	M&T Realty - Freddie Mac	5.750	18,660,937	01/01/19
The Sycamores		Reston, VA	M&T Realty - Freddie Mac	5.710	21,760,111	01/01/19
Timbercroft Townhomes 1 - 2nd		Owings Mills, MD	M & T Realty - HUD	8.375	1,653,192	06/01/19
Timbercroft III - 2nd		Owings Mills, MD	M & T Realty - HUD	8.375	2,435,018	06/01/19
The Brooke at Peachtree		Whitehall, PA	Wells Fargo - Fannie Mae	5.470	12,600,000	07/01/19
Glen Manor		Gienolden, PA	Prudential - Fannie Mae	5.830	8,055,000	08/01/19
Ridley Brook		Folsom, PA	Prudential - Fannie Mae	5.830	13,372,000	08/01/19
Dunfield Townhomes		Baltimore, MD	Centerline - HUD	5.250	12,476,859	09/01/28
Highland House	(1)	Randolph, MA	Arbor Comm! - Fannie Mae	6.990	6,850,394	01/01/29
Westwoods	(1)	Randolph, MA	Capstone Realty - HUD	5.600	3,771,566	06/01/34
Briggs-Wedgewood	(2)	Columbus, OH	Berkshire Mtg - HUD	6.000	16,113,784	11/01/34
VARIABLE RATE LOANS
Falkland Chase BMA Index + 1.10		Silver Spring, MD	MontCtyHOC - Fannie Mae	1.276	24,695,000	10/01/30
Virginia Village - Freddie 30d Ref + 1.99		Alexandria, VA	Wachovia - Freddie Mac	2.190	31,015,114	07/01/15
FIXED RATE UNSECURED
Senior Unsecured Notes (callable 11/1/2011)				4.125	140,000,000	11/01/26
VARIABLE RATE UNSECURED
Unsecured Line of Credit (30L + .0075)			M and T Bank et. al.	1.029	108,000,000	09/01/09

TOTAL FIXED AND VARIABLE RATE LOANS					2,320,652,888

(1)	General ledger balance and rate that are adjusted pursuant to FAS #141 revised above to reflect contractual terms.

(2)	Affordable general partner minority interest property consolidated pursuant to FIN 46R.

Schedule 3.13
Insurance
[See attached]

ACORD CERTIFICATE OF LIABILITY INSURANCE

OP ID JF
HOMEP-1

DATE (MM/DD/YYYY): 08/13/09

PRODUCER

York International Agency, LLC
1 Executive Boulevard
Yonkers NY 10701
Phone: 914-376-2200 Fax: 914-376-2891

INSURED

INSURERS AFFORDING COVERAGE		NAIC #
INSURER A:	Liberty Ins. Underwriters Inc.	19917
INSURER B:	Federal Insurance Co.	20281
INSURER C:		
INSURER D:		
INSURER E:		

COVERAGES

INSR LTR	ADD'L INSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YYYY)	POLICY EXPIRATION DATE (MM/DD/YYYY)	LIMITS	
A		GENERAL LIABILITY X COMMERCIAL GENERAL LIABILITY CLAIMS MADE [X] OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: POLICY / PRO-JECT / [X] LOC	EGLNY199504081	11/01/08	11/01/09	EACH OCCURRENCE	$ 1,000,000
						DAMAGE TO RENTED PREMISES (Ea occurence)	$ 50,000
						MED EXP (Any one person)	$ EXCLUDED
						PERSONAL & ADV INJURY	$ 1,000,000
						GENERAL AGGREGATE	$ 2,000,000
						PRODUCTS - COMP/OP AGG	$ 1,000,000
B		AUTOMOBILE LIABILITY X ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON-OWNED AUTOS	73554773 73554774-VA	11/01/08	11/01/09	COMBINED SINGLE LIMIT (Ea accident)	$ 1,000,000
						BODILY INJURY (Per person)	$
						BODILY INJURY (Per accident)	$
						PROPERTY DAMAGE (Per accident)	$
		GARAGE LIABILITY ANY AUTO				AUTO ONLY - EA ACCIDENT	$
						OTHER THAN AUTO ONLY: EA ACC	$
						AGG	$
B		EXCESS / UMBRELLA LIABILITY X OCCUR / CLAIMS MADE DEDUCTIBLE RETENTION $	79849240	11/01/08	11/01/09	EACH OCCURRENCE	$ 25,000,000
						AGGREGATE	$ 25,000,000
							$
							$
							$
B		WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? Y/N (Mandatory in NH) If yes, describe under SPECIAL PROVISIONS below	71737147	01/01/09	01/01/10	WC STATU-TORY LIMITS / OTH-ER	
						E.L. EACH ACCIDENT	$ 1,000,000
						E.L. DISEASE - EA EMPLOYEE	$ 1,000,000
						E.L. DISEASE - POLICY LIMIT	$ 1,000,000
		OTHER Property/Crime/ Boiler	SEE ATTACHED	11/01/08	11/01/09		

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS

Proof of Insurance

CERTIFICATE HOLDER

MANUFNY

CANCELLATION

AUTHORIZED REPRESENTATIVE

ACORD 25 (2009/01)

© 1988-2009 ACORD CORPORATION. All rights reserved.

The ACORD name and logo are registered marks of ACORD

CERTIFICATE OF LIABILITY INSURANCE OP _____ OP ID JF _____ DATE (MM/DD/YYYY HOMEP-1 08/13/09
PRODUCER _____ THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE York International Agency, LLC _____ CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED 1 Executive Boulevard _____ BY THE POLICIES BELOW. Yonkers NY 10701 Phone:914-376-2200 Fax:914-376-2891
INSURERS AFFORDING COVERAGE _____ NAIC #
INSURED _____ INSURER A: Liberty Ins. Underwriters Ino. 19917
Home Properties, L.P. Home _____ INSURERS Federal Insurance Co. 20281 Properties, Inc. 850 Clinton _____ INSURER C: Square Rochester NY _____ INSURER 0: 146qua04 INSURER E:
COVERAGES
THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANOING ANY REQUIREMENT. TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURACNE AFFORDED BY THE POLICES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERM, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES, AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.
DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES I EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS
Proof of Insurance
CERTIFICATE HOLDER _____ CANCELLATION
SHOULD ANY OF THE ABOVE DESCRIBED POLICIES 55 CANCELLED BEFORE THE EXPIRATION MANUFNY DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE Manufacturers & Traders Trust Company _____ NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER. ITS AGENTS OR 255 East Avenue _____ REPRESENTATIVES. Rochester NY 14604
AUTHORIZED REPRESENTATIVE
The ACCORD name and logo are registered marks of ACCORD

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Credit Agreement, dated as of September 1, 2009 (as amended and in effect on the date hereof, the “Credit Agreement”), among HOME PROPERTIES, L.P., HOME PROPERTIES, INC., the Lenders party thereto, MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent for the Lenders, and the other parties thereto. Terms defined in the Credit Agreement are used herein with the same meanings.
The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse against the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement and the other Loan Documents. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of the Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
This Assignment and Acceptance is being delivered to the Administrative Agent and the Borrower together with, if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.15(e) of the Credit Agreement, duly completed and executed by the Assignee.
This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor: Legal
Name of Assignee: Assignee’s
Address for Notices:
Effective Date of Assignment (“Assignment Date”):

A-1

Percentage Assigned of Credit
Agreement and Commitment (set forth,
to at least 8 decimals, as a percentage of
	Principal	the Credit Agreement and the aggregate
Facility	Amount Assigned	Commitments thereunder)
Commitment	$		%
Assigned:
Revolving Loans:	$		%
The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:

[Name of Assignee], as Assignee
By:
Name:
Title:
The undersigned hereby consent to the within assignment:1 Home
Properties, L.P.

By: Home Properties, Inc., as General Partner

By:
Name:
Title:

[1]	Consent to be included only if required by Section 9.04(b) of the Credit Agreement.

A-2

FORM OF
GUARANTY
THIS GUARANTY dated as of September 1, 2009 (this “Guaranty”), executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of Manufacturers and Traders Trust Company, as Administrative Agent (the “Agent”) for the Lenders (as defined below) under that certain Credit Agreement dated as of September 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement), by and among Home Properties, L.P. (the “Borrower”), Home Properties, Inc. (the “Company”), the lenders party thereto and their assignees under Section 9.04. thereof (the “Lenders”), the Agent and the other parties thereto, for the benefit of the Agent, the Lenders and the Issuing Bank (the Agent, the Lenders and the Issuing Bank, together with their respective successors and assigns, each individually a “Guarantied Party” and collectively the “Guarantied Parties”).
WHEREAS, pursuant to the Credit Agreement, the Agent, the Lenders and the Issuing Bank have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent, the Lenders and the Issuing Bank through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent, the Lenders and the Issuing Bank’s making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent, the Lenders and the Issuing Bank on the terms and conditions contained herein; and
WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Agent, the Lenders and the Issuing Bank’s making, and continuing to make, such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
1. Guaranty. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, and each Guarantor hereby agrees to be liable for, the full, indefeasible, prompt and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (all of which are collectively referred to herein as the “Guaranteed Obligations”): (i) all obligations, liabilities and indebtedness of any kind, nature and description of the Borrower to any Guarantied Party arising at any time under the Credit Agreement or under any other Loan Document whether now existing or hereafter arising including, without limitation, principal, interest, late charges, other charges, fees, reimbursement obligations, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising after the commencement of any case with respect to the Borrower under the Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts, which would accrue and become due but for the commencement of such case and including loans, interest, fees, charges and expenses related thereto and all other obligations under the Loan Documents of the Borrower or its successors to any Guarantied Party arising after the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, (ii) all expenses (including, without limitation, reasonable attorneys’ fees and legal expenses) incurred by the Agent and/or any other Guarantied Party in connection with the preparation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Borrower’s and/or any Guarantor’s obligations, liabilities and indebtedness as aforesaid to the Guarantied Parties, and the rights of the Guarantied Parties in collateral, if any, under any of the Loan Documents or in any way involving claims by or against the Agent or any other Guarantied Party directly or indirectly arising out of or related to the relationships between the Borrower, the Guarantors and the Guarantied Parties under the Loan Documents, whenever such expenses are incurred, including after the commencement of any case with respect to the Borrower or the Guarantor under the Bankruptcy Code or any similar statute, except for such expenses to the extent resulting from the gross negligence of the Agent or any other Guarantied Party proven by clear and convincing evidence (and not merely a preponderance of the evidence) or willful misconduct of the Agent or any other Guarantied Party, and (iii) all other Obligations.

(b) This Guaranty is and shall be construed to be an absolute, unconditional, irrevocable, present and continuing guaranty of payment of the Guaranteed Obligations and not of collection and the liability of each Guarantor is the liability of a surety and, is in no way conditioned or contingent upon any attempt to collect any Guaranteed Obligations from the Borrower, any other Guarantor or any other Person, to realize upon collateral, if any, or upon any other condition or contingency; and, accordingly, in the event that any of the Guaranteed Obligations shall not be paid in full when the same becomes due and payable whether by maturity, acceleration or otherwise, or at any time thereafter, the Agent, for its benefit and the benefit of the other Guarantied Parties, shall have the right to proceed against any Guarantor. Notwithstanding the above, in the event of the commencement of any case with respect to the Borrower under the Bankruptcy Code or any similar statute (a “Bankruptcy Action”), or the Agent, for its benefit and the benefit of the other Guarantied Parties, is otherwise prohibited or delayed from taking or continuing action against the Borrower, the Agent, for its benefit and the benefit of the other Guarantied Parties, shall have the right to proceed against each Guarantor immediately without taking any action or proceeding of any kind against the Borrower, any other Guarantor or any other Person to enforce the Guarantied Parties’ rights under the Loan Documents. This Guaranty shall continue in full force and effect until (i) the Commitments shall have terminated and (ii) all the Guaranteed Obligations have been indefeasibly paid and satisfied in full. Nothing shall discharge or satisfy the liability of the Guarantors hereunder or limit the same except the termination of the Commitments and the indefeasible full payment and satisfaction of all Guaranteed Obligations. At any time that the amounts received by the Agent in respect of the Guaranteed Obligations are insufficient to pay fully all of Guarantied Obligations, the Agent shall apply the amounts received in accordance with Section 2.16(b) of the Credit Agreement.
(c) Any payment by any Guarantor shall be made to the Agent at 255 East Avenue, Rochester, New York, 14604, Attention: Ms. Lisa Plescia, Vice President (the “Payment Office”). Each Guarantor shall make all payments to the Agent on the Guaranteed Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions, or conditions of any kind.
2. Waivers. (a) Each Guarantor hereby waives: (i) notice of acceptance of this Guaranty, notice of the making of Loans to the Borrower, notice of the issuance of Letters of Credit at the request of the Borrower and presentment, demand, dishonor, protest, notice of protest, promptness, diligence, notice of nonpayment or default, notice of any change in Borrower’s financial condition, notice of any change in the payment terms of the Guaranteed Obligations or any part thereof, notice of any modification to the Credit Agreement or to any other Loan Document, and all other notices of any nature or kind to which the Borrower or such Guarantor might otherwise be entitled; (ii) any requirement that the Agent or any other Guarantied Party protect, secure, perfect or insure any security interest in or other lien on any assets of the Borrower or exhaust any right or action against the Borrower or any other Person or any collateral in connection with the Credit Agreement, the other Loan Documents and the transactions contemplated thereby; (iii) the filing of any claim with a court in the event of receivership of bankruptcy of the Borrower; (iv) the benefit of any statute of limitations; and (v) all demands whatsoever (and any requirement that same be made on the Borrower as a condition precedent to such Guarantor’s obligations hereunder).
(b) Each Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties or any one of them is prevented by applicable law from exercising the rights of the Guarantied Parties to accelerate the maturity of the Guaranteed Obligations, to collect interest on the Guaranteed Obligations, or to enforce or exercise any other right or remedy with respect to the Guaranteed Obligations by reason of any automatic stay or otherwise, each Guarantor shall pay to the Agent, for its benefit and the benefit of the other Guarantied Parties, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

(c) Each Guarantor hereby assumes responsibility for continuously keeping itself informed of the financial condition of the Borrower, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations or any part thereof that diligent inquiry would reveal. Each Guarantor hereby agrees that neither the Agent nor any other Guarantied Party shall have any duty to advise such Guarantor of information known to the Agent or any other Guarantied Party regarding Borrower’s financial or other condition or any other circumstance. In the event that the Agent or any other Guarantied Party in its sole discretion undertakes at any time or from time to time to provide any such information to the Guarantors, neither the Agent nor such other Guarantied Party shall be under any obligation to (i) undertake any investigation not a part of its regular business routine, (ii) disclose any information which, pursuant to accepted or reasonable banking or commercial finance practice, the Agent or such Guarantied Party wishes to maintain confidential or (iii) make any other or future disclosure of such information or any other information to the Guarantors.
(d) Each Guarantor consents and agrees that neither the Agent nor any other Guarantied party shall be under any obligation to marshal any assets in favor of such Guarantor or otherwise in connection with obtaining payment of any or all of the Guaranteed Obligations from such Guarantor or from any other Person or source.
3. Guaranty Absolute. (a) Each Guarantor guaranties that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereinafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The amount of the Guaranteed Obligations shall not be diminished by, and the liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:
(i) Any amendment, modification, supplement, extension, renewal, restatement or waiver of all or any part of the Credit Agreement, any of the other Loan Documents or any other document or instrument evidencing or relating to any Guaranteed Obligations, including, without limitation, extensions or any other change of time, manner or place of payment of or increase or decrease in the amount of any of the Guaranteed Obligations, and this Guaranty shall apply to the Credit Agreement and the other Loan Documents and the Guaranteed Obligations as so amended, modified, supplemented, renewed, rested or extended, increased or decreased;
(ii) The taking, exchange, surrender and releasing of collateral, if any, or guarantees now or at any time held by or available to the Guarantied Parties for the obligations of the Borrower or any other party at any time liable on or in respect of the Guaranteed Obligations; any failure or delay by the Agent or any other Guarantied Party to protect, secure, insure, perfect or realize upon, or any negligence by the Agent or any other Guarantied Party with respect to, or any substitution or release, in whole or in part, of security, if any, for the Loan Documents or this Guaranty, hereunder or otherwise which may be held at any time by any of the Guarantied Parties or any of their respective successors or assigns;
(iii) The exercise of, or refraining from the exercise of, except as required in this Guaranty, any rights, powers or remedies (A) against the Borrower, any Guarantor or any other Person or any assets of any of them of (B) under, or in respect of the Loan Documents or any security held by the Agent or the other Guarantied Parties, if any, with respect thereto;
(iv) The settlement, compromise or release of, or the waiver of any default with respect to, any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of the Borrower or any other Guarantor;
(v) Any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or other like proceeding relating to any Guarantor, the Borrower, any affiliate of the Guarantors or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(vi) Any limitation of the Borrower’s liability under the Loan Documents or any limitation of the Borrower’s liability which may now or hereafter be imposed by any statute, regulation or rule of law, or any illegality, irregularity, invalidity or unenforceability, in whole or in part, of the Loan Documents or any term thereof;

(vii) Any sale, lease or transfer of any or all of the assets of the Borrower to any other Person;
(viii) Any invalidity, illegality, irregularity or unenforceability of all or any part of the Credit Agreement, the Loan Documents or the Guaranteed Obligations or any other circumstance which might otherwise constitute a defense available to or legal or equitable discharge of the Borrower in respect of any of the Credit Agreement, the Loan Documents or the Guaranteed Obligations, or any Guarantor in respect of this Guaranty;
(ix) Any furnishing to the Agent or any other Guarantied Party of any security for the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;
(x) Any election by the Agent and/or the other Guarantied Parties in any proceeding under chapter 11 of the Bankruptcy Code of the application of section 111 1(b)(2) of the Bankruptcy Code;
(xi) Any borrowing or grant of a security interest by the Borrower, as debtorin-possession, under section 364 of the Bankruptcy Code or any consent to the use of cash collateral by the Guarantied Parties under Section 363 of the Bankruptcy Code;
(xii) The disallowance, under section 502 of the Bankruptcy Code, of all or any portion of the claims of the Guarantied Parties for payment of any of the Guaranteed Obligations;
(xiii) Any act or failure to act by the Borrower or any other Person which may adversely affect any Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
(xiv) any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;
(xv) any application of sums paid by the Borrower, any Guarantor or any other Person with respect to the liabilities of the Borrower to the Agent and the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;
(xv) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;
(xvi) any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower or any other Person against the Agent or any other Guarantied Party;
(xvii) any change in the corporate or partnership existence, as the case may be, structure or ownership of the Borrower, any Guarantor or any other Person;
(xviii) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Person under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or
(xix) Any other circumstance, whether or not any Guarantor shall have had notice or knowledge thereof.
(b) Each Guarantor shall be liable for all (including but not limited to attorneys’ fees of the Agent and the Guarantied Parties) fees and expenses which would have been payable by the Borrower pursuant to the terms of the Credit Agreement or any of the Loan Documents, whether arising before or after the commencement of any case with respect to the Borrower under the Bankruptcy Code or any similar statute, even if the Borrower’s liability for such amounts does not, or ceases to, exist by operation of law. Each Guarantor shall also be liable to the Agent and the other Guarantied Parties for payment of all attorneys’ fees, disbursements and other expenses incurred and to be incurred by the Agent and the other Guarantied Parties in connection with the enforcement of Agent’s and other Guarantied Parties’ rights under this Guaranty.

4. Subordination; Subrogation. (a) Until the Commitments shall have been terminated and all Guaranteed Obligations have been indefeasibly paid and satisfied in full, in cash, each Guarantor expressly covenants and agrees for the benefit of the Guarantied Parties that payment of all amounts now or hereafter owed to such Guarantor by the Borrower (the “Junior Claims”) is hereby subordinated and junior in right of payment to all Guarantied Obligations. All Junior Claims, and any security and guarantees therefore, now or hereafter owed to any Guarantor by the Borrower is hereby assigned to the Lenders as security for the Guaranteed Obligations. Notwithstanding the foregoing, the Borrower shall be entitled to make, and each Guarantor to receive, scheduled payments with respect to Junior Claims until a Default or Event of Default shall have occurred under the Credit Agreement.
(b) Nothing herein contained is intended or shall be construed to give to any Guarantor, until the Guaranteed Obligations are indefeasibly paid in full to the Guaranteed Party, any right of subrogation in or under the Loan Documents, or any right to participate in any way therein, or in the right, title or interest of any Guarantied Party in any assets of the Borrower. Notwithstanding any payments made under this Guaranty, all rights of subrogation and participation are hereby expressly waived until such time as the Commitments shall have terminated and all the Guaranteed Obligations have been indefeasibly paid and satisfied in full, and each Guarantor irrevocably and unconditionally agrees that such Guarantor shall not assert or enforce (i) statutory, contractual, common law, equitable and all other claims against the Borrower or any assets of the Borrower, for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect to sums paid or payable to the Agent for the benefit of the Guarantied Parties by such Guarantor hereunder and (ii) any and all other benefits which such Guarantor might otherwise directly or indirectly receive or be entitled to receive by reason of any amounts paid by or collected or due from the Borrower upon the Guaranteed Obligations or realized from their property.
5. Acceleration. Upon occurrence of an “Event of Default” as defined in any of the Loan Documents and in accordance with the terms of the Credit Agreement, the Agent may, without notice to any Guarantor, cause the obligations and liabilities of the Borrower to the Guarantied Parties, whether or not then immediately due and payable, to become immediately due and payable hereunder as to the Borrower or as to any Guarantor, and the Agent, for the benefit of the Guarantied Parties, shall thereupon be entitled to enforce the Obligations of the Borrower under the Loan Documents and of any Guarantor hereunder. In the event that the Agent and/or any other Guarantied Party shall be stayed or otherwise precluded by any law or rule, or any order of any court, from declaring or causing such Obligations or liabilities to become immediately due and payable with respect to the Borrower, each Guarantor hereby agrees, to the fullest extent permitted by law, that for purposes of this Guaranty, the Agent may nevertheless cause such Obligations and liabilities to become immediately due and payable by such Guarantor by notice to such effect to such Guarantor and such Guarantor shall thereupon pay all Guaranteed Obligations in full or, as the Agent may direct, at the Agents’ sole option, purchase all Guaranteed Obligations (without recourse) by paying the full amount thereof to the Lenders in cash.
6. Account Stated. The books and records of any Guarantied Party showing the account between such Guarantied Party and the Borrower shall be admissible in evidence in any action or proceeding against or involving any Guarantor as prima facie evidence of the items therein set forth, and any periodic statements of any Guarantied Party rendered to the Borrower shall be deemed conclusively correct and constitute an account stated between such Guarantied Party and the Borrower and be binding on each Guarantor, absent manifest errors or omissions.

7. Reinstatement/Claims. If after receipt of any payment of any of the Guaranteed Obligations, the Agent and/or any other Guarantied Party is required to surrender or return such payment or proceeds to any Person for any reason including, without limitation, by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or such other Guarantied Party, as the case may be, or any of its property, or (b) any settlement or compromise of any such claim effected in good faith by the Agent or such other Guarantied Party with any such claimant, including the Borrower and any trustee, custodian or receiver for the Borrower or its property (items (a) and (b) referred to herein as “Claims”), then the Guaranteed Obligations intended to be satisfied by such payment or proceeds shall be deemed reinstated and continue, and this Guaranty shall continue in full force and effect as if such payment or proceeds had not been received by the Agent and/or such other Guarantied Party, notwithstanding the return or destruction of this Guaranty, delivery of any release to any Guarantor, to Borrower or to any other Person, or any other matter. In addition, with respect to any Claims, the Agent and/or such other Guarantied Party, as the case may be, shall notify each Guarantor and extend to them reasonable opportunity to defend the same at their expense, and if the Agent and/or such other Guarantied Party repays all or part of said amount by reason of such Claims, then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding the cancellation or termination of any of the Loan Documents or any other instrument evidencing any of said obligations, and such Guarantor shall be and remain liable to the Agent and/or such other Guarantied Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent and/or such other Guarantied Party, notwithstanding the destruction or return of this Guaranty to Guarantors, Borrower or any Person of any release or any other matter. Each Guarantor shall be liable to pay to the Agent and each other Guarantied Party, and does hereby indemnify and hold the Agent and each other Guarantied Party harmless for the amount of any payments or proceeds surrendered or returned. This Section 7 shall remain effective notwithstanding any contrary action, which may be taken by the Agent and the Guarantied Parties in reliance upon such payment or proceeds. This Section 7 shall survive the termination of this Guaranty.
8. Amendments and Waivers. Neither this Guaranty nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement, signed by an authorized officer of the Agent, subject to Section 9.02 of the Credit Agreement. Neither the Agent nor any other Guarantied Party shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers or remedies unless such waiver shall be in writing and signed by an authorized officer of the Agent, subject to Section 9.02 of the Credit Agreement. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Agent and the other Guarantied Parties of any right, power or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power or remedy that the Agent or the other Guarantied Parties would otherwise have on any future occasion, whether similar in kind or otherwise.
9. Governing Law Choice of Forum Service of Process: Jury Trial Waiver.
(a) THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in Monroe County and of the United States District Court of the Western District of New York, and any appellate court from any thereof, or such other jurisdiction or venue as the Required Lenders may determine, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, or in such other jurisdiction or venue as the Required Lenders may so determine. Each Guarantor hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Agent or any other Guarantied Party may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor or its properties in the courts of any jurisdiction.
(c) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 13 of this Guaranty. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(f) Neither the Agent nor any other Guarantied Party shall have any liability to any Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Guaranty, or any act, omission or event occurring in connection herewith, unless it is determined by clear and convincing evidence (and not merely a preponderance of the evidence) or court order binding on the Agent and/or any other Guarantied Party that the losses were the result of acts or omissions constituting gross negligence or willful misconduct or the Agent and/or such other Guarantied Party. In any such litigation, the Agent and/or any other Guarantied Party shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of terms of the Credit Agreement and the other Loan Documents.
10. Set-off; Deposit Balances. Each Guarantor further agrees that any money or property at any time in the possession of any Guarantied Party belonging to such Guarantor, including any deposit balances (general or special, time or demand, provisional or final), and all property or the proceeds thereof held by any Guarantied Party for any purpose including safekeeping, custody, transmission, collection or pledge (other than those accounts in which such Guarantor is holding such monies solely as custodian or agent or in trust, such as tenant security deposit accounts, reserve accounts under existing financing and payroll accounts), is being held as collateral security for the payment of any liability of such Guarantor to the Guarantied Parties under this Guaranty, whether due or not, with full power and authority to apply any deposit balances to the extinguishment of any such liability and to sell, enforce, collect or otherwise realize on said money or property in accordance with applicable law. Until the occurrence of an Event of Default under the Credit Agreement, the Notes or under any other Loan Document, each Guarantor shall have full access and use of such money or property in possession of any of the Guarantied Parties. Nothing in this Section 10 or otherwise, however, modifies, limits or abridges any common law right of set-off that any Guarantied Party has or might have. The provisions of this Guaranty shall override any inconsistent provisions of any custody agreement or investment management agreement with any Guarantied Party, whether heretofore or hereafter executed.
11. Powers. Each Guarantor agrees that neither the Agent nor any other Guarantied Party is obligated in any manner to inquire into the powers of the Borrower or any other Guarantor, or its successors, its or their directors, officers, or agents, acting or purporting to act on its or their behalf, and any liabilities purporting to be contracted for the Borrower or such Guarantor, or its successors, by its or their directors, officers or agents, in the professed exercise of such powers, shall be deemed to form a part of the Guaranteed Obligations even though the incurrence of such liabilities be in excess of the powers of the Borrower, its successors, its or their directors, officers or agents aforesaid, or shall be in any way irregular, defective or informal.
12. Avoidance Provisions. It is the intent of each Guarantor, the Agent and each other Guarantied Party that in any Bankruptcy Action, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the other Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Bankruptcy Action as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Bankruptcy Action, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of each Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Bankruptcy Action are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent or any other Guarantied Party that would not otherwise be available to such Person under the Avoidance Provisions.

13. Notices. All notices, requests and demands hereunder shall be in writing and (a) made to the Agent, on behalf of the Agent and the other Guarantied Parties, at the Payment Office and to each Guarantor at its address set forth below its signature page hereto, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made on receipt if delivered (i) in person, (ii) by telecopier, (iii) by overnight courier service and (iv) by certified or registered mail, return receipt requested.
14. Partial Invalidity. If any term or provision of this Guaranty is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Guaranty as a whole, but this Guaranty shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
15. Entire Agreement. This Guaranty represents the entire agreement and understanding of the Agent, the other Guarantied Parties and the Guarantors concerning the subject matter hereof and supercedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
16. Successors and Assigns. This Guaranty shall be binding upon the Guarantors and its successors and assigns and shall inure to the benefit of the Agent, the other Guarantied Parties and their successors, endorsees, transferees and assigns.
17. Construction. All references to the term “Guarantor” wherever used herein shall include Guarantor’s successors and assigns, individually and collectively (including, without limitation, any receiver, trustee or custodian for the Guarantor or any of its assets or the Guarantor in its capacity as debtor or debtor-in-possession under the Bankruptcy Code). All references to the term “Guarantied Parties” whenever used herein shall mean the Guarantied Parties and their respective successors and assigns, and all references to the term “Borrower” wherever used herein shall mean the Borrower and its successors and assigns (including, without limitation, any receiver, trustee or custodian for the Borrower or any of its assets or Borrower in its capacity as debtor or debtor-in-possession under the Bankruptcy Code). All references to the plural shall also mean the singular and to the singular shall also mean the plural.

IN WITNESS WHEREOF, each Guarantor has executed and delivered this Guaranty by its duly authorized officer as of the day and year first above written.

HOME PROPERTIES, INC.
By:
Name:
Title:
Address for Notices:
850 Clinton Square
Rochester, New York 14604
Attention: David P. Gardner, CFO
Telecopy Number: (505) 546-5433
Telephone Number: (505) 246-4113

ANNEX I
FORM OF ACCESSION AGREEMENT
THIS ACCESSION AGREEMENT dated as of                                         , 200__, executed and delivered by, a (the “New Guarantor”), in favor of Manufacturers and Traders Trust Company, as Administrative Agent (the “Agent”) for the Lenders (as defined below) under that certain Credit Agreement dated as of September 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Home Properties, L.P. (the “Borrower”), Home Properties, Inc., (the “Company”), the lenders party thereto and their assignees under Section 9.04. thereof (the “Lenders”), the Agent, and the other parties thereto, for the benefit of the Agent, the Lenders and the Issuing Bank (the Agent, the Lenders and the Issuing Bank, together with their respective successors and assigns, each individually a “Guarantied Party” and collectively the “Guarantied Parties”).
WHEREAS, pursuant to the Credit Agreement, the Agent, the Lenders and the Issuing Bank have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent, the Lenders and the Issuing Bank through their collective efforts;
WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Agent, the Lenders and the Issuing Bank’s making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Agent, the Lenders and the Issuing Bank on the terms and conditions contained herein; and
WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Agent, the Lenders and the Issuing Bank’s continuing to make such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:
Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of September 1, 2009 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by the Company and each Subsidiary of the Company a party thereto in favor of the Agent, for its benefit and the benefit of the other Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:
(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guaranteed Obligations (as defined in the Guaranty);
(b) makes to the Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in the Guaranty and agrees to be bound by each of the covenants contained in the Guaranty; and
(c) consents and agrees to each provision set forth in the Guaranty.
SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
SECTION 3. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered by its duly authorized officer as of the date first written above.

[NEW GUARANTOR]
By:
Name:
Title:

Address for Notices: c/o

[Borrower]

Attention:
Telecopy Number: ( )
Telephone Number: ( )
Accepted:
MANUFACTURERS AND TRADERS TRUST COMPANY, as Agent

By:
Name:
Title:

EXHIBIT C
PROMISSORY NOTE

$	September 1, 2009
FOR VALUE RECEIVED, HOME PROPERTIES, L.P., a New York limited partnership (“Maker”), hereby promises to pay to the order of (“Payee”) in care of Manufacturers and Traders Trust Company, as Agent (the “Agent”) at Manufacturers and Traders Trust Company, 255 East Avenue, Rochester, New York 14604 (“Office”) or at such other address as may be specified in writing by the Payee to the Maker, on the Maturity Date (as defined in the Credit Agreement referenced below), unless sooner accelerated, in lawful money of the United States of America in immediately available funds, the principal sum of [ ] U.S. Dollars (US $ ) or, if less, the unpaid principal amount of all Loans (as defined in the Credit Agreement referenced below) made by Payee to Maker pursuant to the Credit Agreement (hereinafter defined) then outstanding.
Maker promises also to pay interest on the unpaid principal amount hereof in like money at the Office from the date hereof until such principal amount is paid in full, at such interest rates and at such times as are provided in the Credit Agreement.
This Promissory Note is a “Note” referred to in the Credit Agreement dated as of September 1, 2009 by and among the Maker, Home Properties, Inc. (the “Company”), Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Agent”), the Lenders party thereto, and the other parties thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and shall be subject to the provisions thereof. Capitalized terms used in this Promissory Note but not otherwise defined herein shall have the meaning set forth in the Credit Agreement.
As provided in the Credit Agreement, this Promissory Note is subject to mandatory and voluntary prepayments, in whole or in part, from time to time upon the occurrence of certain events specified in the Credit Agreement.
In case an Event of Default shall occur, the principal of, and accrued interest on, this Promissory Note shall become or may be declared by Payee to be immediately due and payable in the manner and with the effect provided in the Credit Agreement.
Maker hereby waives presentment, demand, protest or notice of any kind in connection with this Promissory Note.
Except as permitted by Section 9.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any Person.

C-1

MAKER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, MAKER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS PROMISSORY NOTE. Maker agrees that any such proceeding may, if Payee so elects, be brought and enforced in the Supreme Court of the State of New York, sitting in Monroe County, or the United States District Court for the Western District of New York. Maker hereby waives any objection to jurisdiction or venue in any such action commenced in any such courts. Maker irrevocably consents to service of process in the manner provided for notices in Section 9.01. of the Credit Agreement. Nothing in this Promissory Note, the Credit Agreement or any other Loan Document will affect the right of the Agent or the Payee to serve process in any other manner permitted by law.
Time is of the essence for this Promissory Note.
IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed and delivered as of the day and year and the place first above written.

HOME PROPERTIES, L.P.
By:	Home Properties, Inc., as General Partner

By:
Name:
Title:

EXHIBIT D-1
FORM OF BORROWING REQUEST AND COMPLIANCE CERTIFICATE
(Borrowings)
                    , 20__
Manufacturers and Traders Trust Company as
Administrative Agent for the Lenders
party to the Credit Agreement referred to below
255 East Avenue
Rochester, NY 14604
Attn: Ms. Lisa Plescia, Vice President
Re: Borrowing Request and Compliance Certificate
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of September 1, 2009, by and among Home Properties, L.P., a New York limited partnership (the “Borrower”), Home Properties, Inc., a Maryland corporation (the “Company”), Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Agent”), the Lenders party thereto (each a “Lender” and collectively the “Lenders”), and the other parties thereto (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed or restated, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.
Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby irrevocably requests a Borrowing under the Credit Agreement and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”):
(a)	The aggregate amount of the Loans constituting the Proposed Borrowing is $________ and of such amount.

(b)	The Business Day of the Proposed Borrowing is ________.

(c)	The Borrowing is [an ABR Borrowing] [a Eurodollar Borrowing].

(d)	[The initial Interest Period to be applicable to such Eurodollar Borrowing is ].

(f)	The proceeds of the Proposed Borrowing will be used as follows: ________.

(g)	The location and number of the Borrower’s account to which the funds are to be disbursed are as follows: ________.

Bank:
ABA
Crediting:
Acct. #:
The undersigned signatory of this Certificate hereby certifies that she/he is a Financial Officer of the Borrower and further certifies as follows pursuant to Section 4.02 of the Credit Agreement:
1. The representations and warranties of the Borrower and the Company set forth in the Credit Agreement are true and correct on and as of the date hereof.
2. At the time of and immediately after giving effect to the Proposed Borrowing, no Default or Event of Default has occurred and is continuing under the Credit Agreement.
3. The Borrower has not received written notice from the Required Lenders or the Agent on behalf of the Required Lenders that an event has occurred since the date of the Credit Agreement which has had, and continues to have, or is reasonably likely to have, a Material Adverse Effect.
4. Immediately prior to and immediately after the Proposed Borrowing, the Borrower, the Company and their Subsidiaries are in compliance with the representations, warranties and covenants set forth in the Credit Agreement.
5. Immediately after the Proposed Borrowing, the total Revolving Credit Exposure will not exceed the Maximum Availability.

Very truly yours, HOME PROPERTIES, L.P.
By:	Home Properties, Inc., as General Partner

By:
Name:
Title:

EXHIBIT D-2
FORM OF NOTICE OF [ISSUANCE] [AMENDMENT] [RENEWAL] [EXTENSION]1
AND COMPLIANCE CERTIFICATE
                    , 20__
Manufacturers and Traders Trust Company
as Administrative Agent for the Lenders [and as Issuing Bank] party to the
Credit Agreement referred to below
255 East Avenue
Rochester, NY 14604
Attn: Ms. Lisa Plescia, Vice President
[                                        , as Issuing Bank]
[Address]
[Attn:                     ]
Re: Notice of [Issuance] [Amendment] [Renewal] [Extension] and Compliance Certificate
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of September 1, 2009, by and among Home Properties, L.P., a New York limited partnership (the “Borrower”), Home Properties, Inc., a Maryland corporation (the “Company”), Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Agent”), the Lenders party thereto (each a “Lender” and collectively the “Lenders”) and the other parties thereto (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed or restated, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.
[Pursuant to Section 2.04(b) of the Credit Agreement, the Borrower requests that the Issuing Bank to which this Certificate is addressed issue the Letter of Credit on                                         ,  _____  (the “Date of Issuance”) in the stated amount of $                    , for the account of                                          (the “Proposed Issuance”). The beneficiary of the requested Letter of Credit will be                     ,2 with an address at                                         , and such Letter of Credit will be in support of                      3 and will have a stated termination date of                     .]

[1]	Choice the appropriate type of notice, remove brackets and delete those not applicable.

[2]	Insert name and address of beneficiary.

[3]	Insert description of the supported obligations, name of agreement and/or the commercial transaction to which this request relates.

[4]
Insert last date upon which drafts may be presented (which shall be at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is thirty days prior to the Maturity Date).

[Pursuant to Section 2.04(b) of the Credit Agreement, the Borrower request that the Issuing Bank to whom this Certificate is addressed [amend] [renew] [extend] that certain Letter of Credit, issued on,  _____  to, as beneficiary, in the stated amount of $                     , as follows:                                         (the “Proposed Modification”).]
The undersigned signatory of this Certificate hereby certifies that she/he is a Financial Officer of the Borrower and further certifies as follows pursuant to Section 4.02 of the Credit Agreement:
1. The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct on and as of the date hereof and will be true and correct on the [Date of Issuance] [the date of the Proposed Modification (the “Modification Date”).
2. At the time of and immediately after giving effect to the [Proposed Issuance] [Proposed Modification], no Default or Event of Default will have occurred and be continuing under the Credit Agreement.
3. The Borrower has not received written notice from the Required Lenders or the Agent on behalf of the Required Lenders that an event has occurred since the date of the Credit Agreement which has had, and continues to have, or is reasonably likely to have, a Material Adverse Effect.
4. Immediately prior to and immediately after the [Proposed Issuance] [Proposed Modification], the Borrower, the Company and their Subsidiaries will be in compliance with the representations, warranties and covenants set forth in the Credit Agreement.
5. Immediately after the [Proposed Issuance] [Proposed Modification], (a) the total Revolving Credit Exposure will not exceed the Maximum Availability and (b) the LC Exposure will not exceed $20,000,000.

Very truly yours, HOME PROPERTIES, L.P.
By:	Home Properties, Inc., as General Partner

By:
Name:
	Title:	[Chief Financial Officer/Principal Accounting Officer/Treasurer/Controller]

EXHIBIT E
FORM OF OPINION OF BORROWER’S COUNSEL
[See Attached]

NIXON PEABODY LLP
ATTORNEYS AT LAW
1100 Clinton Square
Rochester, New York 14604-1792
(585) 263.1000
Fax: (585) 263-1600
September 1, 2009
Manufacturers and Traders Trust Company,
as Administrative Agent
and each of the Lenders party to the Credit Agreement
referred to below 255 East Avenue
Rochester, New York 14604
Ladies and Gentlemen:
We are counsel to Home Properties, L.P., a New York limited partnership (the “Borrower”), and Home Properties, Inc., a Maryland corporation (the “Guarantor”), and have reviewed the Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Borrower, the Guarantor, Manufacturers and Traders Trust Company, as Administrative Agent, and the lenders party thereto (the “Lenders”), each of the Notes made by the Borrower, dated as of the date hereof, and the Guaranty, dated as of the date hereof, by the Guarantor. Terms defined in the Credit Agreement are used herein with the same meanings.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion, which is being furnished to you at the express request of the Borrower and the Guarantor pursuant to Section 4.01(b) of the Credit Agreement.
We have reviewed the Articles of Amendment and Restatement of the Articles of Incorporation, as amended, of the Guarantor (the “Charter”), the Second Amended and Restated Agreement of Limited Partnership, as amended, of the Borrower (“Operating Partnership Agreement”), and such other documents, instruments, limited partnership, corporate, limited liability company and other records as we consider necessary in connection with the opinions expressed below. As to any facts material to our opinion, we have relied upon the representations and warranties of the Borrower and the Guarantor made in the Credit Agreement and the Guaranty, and certificates of officers of the Guarantor with respect to the Guarantor, the Borrower and the Subsidiaries, copies of which are attached as Exhibit A hereto; and upon certificates of officials of governmental entities. We have not independently established the facts so relied upon. Our opinions expressed in the first sentence of Paragraph 1 below are based solely upon the certificates of government officials provided to you pursuant to Section 4.01(c) of the Credit Agreement.
In rendering this opinion, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any documents or other instruments submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the due authorization, execution and delivery by all parties other than the Borrower and the Guarantor. We have made no review beyond a review of the documents and certificates described herein, nor any independent investigation or inquiry beyond that described herein.

Upon the basis of the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1. The Borrower is a limited partnership duly organized and validly existing under the laws of the State of New York. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The QRS is a real estate trust duly formed, validly existing and in good standing in under the laws of the State of Maryland. Each Subsidiary listed on Schedule 3.02 of the Credit Agreement (attached hereto as Exhibit B) which is a corporation is duly organized and existing under the laws of the States of Florida or New York, as applicable. Each Subsidiary listed on Exhibit B which is a limited liability company or limited partnership is duly organized, validly existing and, where such concept is applicable, in good standing, under the laws of the States of Delaware, Maryland, Massachusetts, New Jersey, New York, Pennsylvania or Virginia. Each Subsidiary listed on Exhibit B hereto which is a general partnership exists as a partnership under the laws of the State of New York. Each of the Borrower and the Guarantor: (a) has all requisite power and authority to carry on its business as now conducted as described in the Guarantor’s 1934 Act Reports (as defined below), and (b) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where it owns properties or assets or where the conduct of its business makes such qualification necessary.
2. The Transactions are within the Borrower’s partnership powers and have been duly authorized by all necessary limited partnership and, if required, corporate action of the Guarantor as its general partner, provided, however, no opinion is expressed herein as to any use of the proceeds of Loans except as set forth in Paragraph 8 below. Each of the Credit Agreement and the Notes has been duly executed and delivered by the Borrower to the Lenders and constitutes a legal, valid and binding obligation of the Borrower, enforceable by the Lenders against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
3. The execution, delivery and performance of the Guaranty are within the Guarantor’s powers and have been duly authorized by all necessary corporate action. The Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
4. The execution, delivery and performance of the Credit Agreement, the Notes and the Guaranty: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority on the part of the Borrower or the Guarantor, except such as have been obtained or made and are in full force and effect and except filings providing public notice of the entering into of the Credit Agreement, Note and Guaranty and filing of the Credit Agreement the Notes and the Guaranty under applicable federal securities laws, (b) will not violate any applicable law, rule or regulation or the Charter or by-laws of the Guarantor or the certificate of limited partnership or Operating Partnership Agreement of the Borrower, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument filed by Guarantor with the U.S. Securities and Exchange Commission as an Exhibit to its Form 10-K for the year ended December 31, 2008 or any Form 10-Q or Form 8-K filed since that date (collectively, the “1934 Act Reports”) or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower, the Guarantor or any of the Subsidiaries listed on Exhibit B pursuant to such indenture, agreement or other instrument, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower, the Guarantor or any of the Subsidiaries listed on Exhibit B as a result of any item referred to in clauses (b) and (c) of this Paragraph 4; provided, however, no opinion is expressed herein as to any use of the proceeds of Loans except as set forth in Paragraph 8 below.
5. To our knowledge, neither the Borrower nor the Guarantor is in violation of any law, rules or regulation applicable to it or any order, writ, judgment, decree, determination or award, the violations of which will have or is reasonably likely to have a Material Adverse Effect.

6. To our knowledge, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or affecting the Borrower, the Guarantor or any of the Subsidiaries listed on Exhibit B as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected individually or in the aggregate, to have a Material Adverse Effect, or that involve the Credit Agreement or the Transactions.
7. Neither the Borrower nor any of the Subsidiaries listed on Exhibit B is an “investment company” subject to regulation under the Investment Company Act of 1940.
8. The consummation of the Transactions on the date hereof including, without limitation, the use of the proceeds of any Loan made to the Borrower pursuant to the terms of the Credit Agreement, assuming, without investigation, that the Borrower will use such proceeds in accordance with the terms of the Credit Agreement, will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
The opinions as to the enforceability of the Credit Agreement, the Note and the Guaranty in paragraphs 2 and 3 above are further qualified by the following:
(i) public policy limitations relating to concepts of materiality and principles of reasonableness, good faith and fair dealing may require the Lenders to act reasonably and in good faith; and
(ii) the limitation that certain of the provisions of, and some of the remedies provided for in, the Agreements may be affected by, or may be unenforceable in whole or in part by reason of certain laws and judicial decisions, but the application of such laws and decisions would not materially interfere with the practical realization of the principal legal benefits afforded thereby under New York law.
Certain opinions and other matters are expressed herein to “our knowledge” or works of similar imports means that the opinion expressed herein to which such qualification relates is based solely on matter within the actual knowledge of the lawyers within this firm actively representing the Borrower and the Guarantor in connection with the Transactions described in the Credit Agreement, derived from our representation of the Borrower and the Guarantor in other matters as to which we have been engaged by them as counsel and the certificates of officers described above, without any independent investigation.
We express no opinion herein regarding:
(i) with respect to the “time is of the essence” clause of the Note, and Section 12 of the Guaranty;
(ii) whether a court would give effect to the specification by the Required Lenders of jurisdiction and venue outside courts located in New York or the waiver of inconvenient forum or any claim that venue is improper or provisions relating to subject matter jurisdiction of the courts set forth in any of the Agreements;
(iii) whether a court located outside the State of New York would give effect to the choice of New York law;
(iv) any provisions in the Credit Agreement or Guaranty relating to or which might be construed as changing the standard of proof or the party bearing the burden of proof with respect to any claim;
(v) any provisions in the Credit Agreement or Guaranty relating to or which might be construed as a waiver of counterclaim, a waiver of defenses, including suretyship defenses, or a waiver of benefits of appraisal, valuation, stay, extension, moratorium, redemption, statutes of limitation, or other nonwaivable benefits bestowed by operation of law; and

(vi)
(vii) any provisions in the Credit Agreement or Guaranty which provide for indemnification, contribution, or release, or provisions exculpating or exempting a party from, or requiring indemnification or contribution for, liability, including clauses relating to releases of unmatured claims, clauses purporting to waive unmatured rights, and clauses similar in substance or nature to the foregoing clauses.
We are members of the bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York; the General Corporation Law, Partnership Law and Limited Liability Company Law of the State of Maryland and the Partnership and Limited Liability Company Law of the Commonwealth of Virginia set forth in standard compilations of corporation, limited liability company and other business statutes set forth in the Wolters Kluwer Law and Business Corporation: Statutes (Aspen Publishers) and the federal laws of the United States of America, each as in effect on the date hereof and which in our experience are normally applicable to transactions comparable to the Transactions.
Our opinions expressed herein are rendered as of the date hereof and do not address the passage of time or other events subsequent to the date hereof. We disclaim any undertaking to advise you of any change in law or fact which may affect the continued correctness of any opinion as of a later date.
No opinion expressed herein may be referred to, cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document without our prior written consent.
This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without our prior written consent.
Very truly yours,

EXHIBIT F
FORM OF QUARTERLY/ANNUAL COMPLIANCE CERTIFICATE
Manufacturers and Traders Trust Company
as Administrative Agent for the Lenders party to the
Credit Agreement referred to below 255 East Avenue
Rochester, New York 14604
Attn:[                    ]
Re: [Quarterly/Annual] Compliance Certificate
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of September 1, 2009, by and among Home Properties, L.P., a New York limited partnership (the “Borrower”), Home Properties, Inc., a Maryland corporation (the “Company”), Manufacturers and Traders Trust Company, as Administrative Agent (in such capacity, the “Agent”), the Lenders party thereto (each a “Lender” and collectively the “Lenders”) and the other parties thereto (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed or restated, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.
The undersigned hereby certifies that she/he is a Financial Officer of the Company and further certifies to the Agent and the Lenders as follows:
1. Pursuant to the terms of Section 5.01 [(a)(ii)] OR [(b)(ii)], the undersigned has reviewed the terms of the Credit Agreement and of the other Loan Documents and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Company, the Borrower and their Subsidiaries, during the period covered by the [annual/quarterly] reports attached hereto as Exhibit A (the “Reports”). Such review has not disclosed the existence during or at the end of such period, and the undersigned has no knowledge of the existence of as at the date hereof, of any condition or event which constitutes an Event of Default or Default or mandatory prepayment event.[ If any such condition or event existed or exists, specify (i) the nature and period of existence thereof and (ii) what action the Company and/or the Borrower or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto.]
2. The Reports are true and complete copies thereof and constitute part of or are based upon the customary books and records of the Company.

3. Attached hereto as Exhibit B are reasonably detailed calculations establishing whether or not the Borrower is in compliance as of the date hereof with each of the financial covenants set forth in Section 5.05 and Article VI of the Credit Agreement.

Very truly yours,

[Insert Name], as [Chief Financial Officer/Principal
Accounting Officer/Treasurer/Controller] of Home Properties, Inc.

Exhibit A
[Quarterly/Annual Reports]

Exhibit B
Calculations evidencing compliance with Financial Covenants
[Calculations to be Attached]

THIS IS EVIDENCE THAT INSURANCE AS INDENTIFIED BELOW HAS BEEN ISSUED, IS IN FORCE, AND CONVEYS ALL THE RIGHTS AND PRIVELEGES AFFORDED UNDER THE POLICY

INSURED: Home Properties, LP
850 Clinton Square
Rochester, NY 14604

POLICY PERIOD: November 1, 2008 to November 1, 2009

Coverage applies only to properties owned or managed by Home Properties, LP & its affiliates at the time of loss

Property Insurance

Insurance Company/Policy #/AM Best Rating	Layer
Lloyd's of London /B0621LPIHP0108/AXV	$5,000,000 Primary
Allied World Nat'l Assurance Co./P010616/001/AXV	$5,000,000 XS $5,000,000
Essex/ESP6229/AXII	$5,000,000 XS $10,000,000
Commonwealth/US7661/AIX	$10,000,000 XS $15,000,000
(ACE/D37360922001/A+XV shares the layer)	
RSUI/Landmark/LHD359864/ AXII	$25,000,000 XS $25,000,000
(Axis/ECF72940208/AXV & Max Specialty/MAX2XP0003137/A-XIV share the layer)	
CNA/Columbia /RMP2083565758/AXV	$50,000,000 XS $ 50,000,000
(Axis/ECF72940408/AXV shares the layer)	
RSUI/Landmark/LHD359865/AXII	$200,000,000 XS $ 100,000,000

* Note – Terrorism included in first $10,000,000

Property Coverage/Perils/Forms	Amount of Insurance	Deductible
Limit Real/Personal Property, and Business Income	$300,000,000	$25,000
Special Form (All Risk)	Included	
Business Income w/ Extra Expense	Included	
365 Day Extended Period of Indemnity	Included	
Agreed Amount (Margin Clause 115%)	Included	
Replacement Cost Coverage	Included	
Coverage to Undamaged Portion of Building	Up to Full Building Limit	
Demolition & Increased Cost of Construction	$50,000,000	
Flood Annual Aggregate- Locations within special flood hazard areas as defined by FEMA	$10,000,000	5% or $500,000 maximum
Flood Annual Aggregate- All Other Locations	$50,000,000	$25,000
Earthquake Annual Aggregate	$50,000,000	$25,000
Terrorism	$10,000,000	

Note: With respect to Flood loss at locations wholly or partially within Special Flood Hazard Areas (SFHA), areas of 100-year flooding, as defined by the Federal Emergency Management Agency, the deductible shall be 5% of the total values at the time of loss at each location involved in the loss, subject to a minimum attachment over maximum available federal flood or USD 500,000 for any one occurrence, whichever the greater.. With respect to windstorm and Hail resulting from a Named Storm: a).the deductible shall be 5% of the total loss or damage at each location in Florida, subject to a minimum of $500,000 for any one occurrence; b). the deductible shall be $250,00 for any one occurrence in all other Tier 1 locations.

Boiler and Machinery Insurance-
Great Northern Insurance Company/7641-88-01/ A++ XV

Property Damage	$50,000,000
Repair & Replacement Cost	INCLUDED
Business Interruption	INCLUDED
Joint Loss Adjustment Endorsement	

Fidelity Insurance-
Great American Insurance Company/81798193/AXII

Blanket Employee Dishonesty	$2,000,000
Various Sub Limits	

CANCELLATION:
THE POLICIES ARE SUBJECT TO THE PREMIUMS, FORMS, AND RULES IN EFFECT FOR EACH POLICY PERIOD. SHOULD THE POLICY BE TERMINATED, THE COMPANY WILL GIVE THE ADDITIONAL INTEREST, IDENTIFIED ON THE ATTACHED CERTIFICATE OF INSURANCE, 30 DAYS WRITTEN NOTICE, AND WILL SEND NOTIFICATION OF ANY CHANGES TO THE POLICY THAT WOULD AFFECT THAT INTEREST, IN ACCORDANCE WITH THE POLICY PROVISIONS OR AS REQUIRED BY LAW. 10 DAYS NOTICE OF CANCELLATION FOR NON PAYMENT.